As filed with the Securities and Exchange Commission July 28, 2006
                                                   Registration No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              E.DIGITAL CORPORATION
                 (Name of small business issuer in its charter)

                                   ----------

            Delaware                                     33- 0591385
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                   ----------

                            16770 West Bernardo Drive
                           San Diego, California 92127
                                 (858) 304-3016
          (Address and telephone number of principal executive offices and principal place of business)

                                   ----------

                           William Blakeley, President
                              e.Digital Corporation
                            16770 West Bernardo Drive
                           San Diego, California 92127
                                 (858) 304-3016
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              Curt C. Barwick, Esq.
                        McConnell, Dunning & Barwick LLP
                            15 Enterprise, Suite 360
                          Aliso Viejo, California 92656
                                 (949) 900-4400
                             Counsel for the Company

                                   ----------

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed         Proposed
                                                         Maximum         Maximum
    Title of Each Class of           Amount to       Offering Price      Aggregate       Registration
 Securities to be Registered       be Registered      Per Unit (2)   Offering Price (2)      Fee
-----------------------------------------------------------------------------------------------------
Common Stock, $.001 par value  39,965,576 Shares(1)      $0.129           $5,155,559         $552
-----------------------------------------------------------------------------------------------------
Total Due                                                                                    $552
=====================================================================================================

(1) Includes the registration for resale of the following: (i) 18,750,000 shares of common stock issued in a private placement in February 2006, (ii) 3,545,576, shares of common stock issued upon conversion of shares of Series EE preferred stock, (iii) 9,375,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholders in connection with the February 2006 common stock private placement, (iv) 3,625,000 shares of common stock issuable upon conversion of Series EE preferred stock issued in a private placement in November 2004, (v) 3,070,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholders in connection with the above-referenced Series EE preferred stock private placement and (vi) 1,600,000 shares of common stock currently issuable upon exercise of warrants issued to the selling stockholders in connection with the 12% convertible subordinated promissory note private placement in June and July 2004.

(2) This figure is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the common stock on July 25, 2006, as reported by the OTC Bulletin Board, was $0.129.

      The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                39,965,576 Shares

                              E.DIGITAL CORPORATION

                                  Common Stock

      This prospectus relates to the public offering, which is not being underwritten, of up to 39,965,576 shares of e.Digital Corporation common stock which may be offered and sold from time to time by the selling stockholders identified in this prospectus. e.Digital Corporation will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG." The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on July 25, 2006, was $0.127per share.

      Of the shares of common stock to be offered and sold hereunder from time to time by the selling stockholders, 18,750,000 of the shares of common stock described in this prospectus were issued to the selling stockholders pursuant to a February 2006 private placement, 3,545,576, shares of common stock were issued to the selling stockholders upon conversion of shares of Series EE preferred stock, 9,375,000 shares are issuable to the selling stockholders upon the exercise of warrants issued in connection with the February 2006 private placement, 3,625,000 shares are issuable to the selling stockholders upon the conversion of shares of Series EE preferred stock, 3,070,000 shares are issuable to the selling stockholders upon the exercise of warrants issued in connection with the Series EE preferred stock financing and 1,600,000 shares are currently issuable to the selling stockholders upon the exercise of warrants issued in connection with the 12% convertible subordinated promissory note ("12% Subordinated Promissory Note") financing. The Series EE preferred stock and related warrants had been acquired from us in a private transaction on or about November 30, 2004. The warrants issued to purchasers of the company's 12% Subordinated Promissory Notes were acquired from us in a private transaction on or about July 1, 2004. Each of the foregoing are considered "restricted securities" under the Securities Act of 1933. We will receive no proceeds from the sale of shares of common stock by the selling stockholders. However, we may receive up to $1,308,625 upon full exercise of the warrants. This prospectus registers the shares of common stock under the Securities Act of 1933 and allows for future sales by the selling stockholders to the public without restriction. We have agreed to pay for the preparation and filing of the registration statement and this prospectus. More information is provided in the section entitled "Selling Stockholders."

      The selling stockholders may sell the shares in public or private transactions, on or off the National Association of Securities Dealers OTC Electronic Bulletin Board System, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. More information is provided in the section entitled "Plan of Distribution."

      Information contained in this prospectus is not complete and may be changed. These securities may not be sold to you until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                                   ----------

      This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors," Beginning on Page 5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                                  July __, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................     3
RISK FACTORS..............................................................     6
USE OF PROCEEDS...........................................................    11
SELLING STOCKHOLDERS......................................................    11
PLAN OF DISTRIBUTION......................................................    16
MARKET FOR COMMON STOCK...................................................    17
DIVIDEND POLICY...........................................................    17
SELECTED FINANCIAL INFORMATION AND OTHER DATA.............................    17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................    19
BUSINESS..................................................................    27
MANAGEMENT................................................................    35
EXECUTIVE COMPENSATION....................................................    38
CERTAIN TRANSACTIONS......................................................    40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............    41
DESCRIPTION OF SECURITIES.................................................    43
LEGAL MATTERS.............................................................    47
EXPERTS...................................................................    47
WHERE YOU CAN GET MORE INFORMATION........................................    47
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES..............................................    48
CONSOLIDATED FINANCIAL STATEMENTS.........................................   F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, especially the risks of investing in our common stock discussed under the caption "Risk Factors" and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                   The Company

      The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks."

General

      e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We provide engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. We have innovated a proprietary secure digital video/audio technology platform ("DVAP") that can be applied to produce complex consumer electronic products. In 2003 our DVAP was applied to an in-flight Entertainment ("IFE") device, the digEplayer(TM), for one customer. To date, we have delivered over 8,000 digEplayers for airline use.

      In December 2005 we announced our latest proprietary DVAP device, the eVU(TM) mobile entertainment device. The rugged eVU features sharp images on a 7" high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

      While we continue to offer engineering services, product reference designs and technology platforms, our primary strategy for future quarters is to produce branded eVU devices for customer orders. eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to customers. We have commenced eVU demonstration deliveries and are preparing pilot trials for select target customers. We are focused on U.S. and international companies in the healthcare, military, and travel and leisure industries who desire to brand and market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for target customers. In addition to offering eVUs for sale we expect to provide eVU solutions on a periodic payment program.

      Our revenue has been, and is expected to be, derived from a combination of sale of products to customers when we arrange for turnkey production, fees from licensing, engineering services, manufacturing services, warranty services, industrial design services, technical support services and unit royalty payments.

      When developers of electronic products lack the experience or resources to work with portable storage media or to do their own design work, our design services help perform component and product design. We offer design services in areas such as circuit design, the design and incorporation of custom digital signal processing solutions, wireless communication, computer and Internet connectivity and product design. We have expertise in embedded systems, digital and analog integrated circuit design, wireless, multimedia, Internet and computer connectivity, DSP customization, flash memory interface and related fields.

      In addition to design, our engineers can perform product development and engineering services aimed to convert designs into functional reference designs, prototypes and/or end products. The engineering services we offer include custom hardware and firmware (an instruction set programmed into a chip which determines the product's functionality and user interface), software development, technology platform development and product design.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      We also arrange for manufacturing services including factory hand-off and development of test procedures. The manufacturing services we provide range from startup through order fulfillment services and post production quality and warranty services.

      Our business customers license or purchase our product reference designs or our technology platforms to embed in or integrate with their product design allowing them to accelerate the product development process.

      Our company, then known as Norris Communications, was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994 changed its domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, the stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Drive, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this prospectus.

Recent Developments

      In November 2005, in the normal course of our business, we placed a purchase order for 1,250 digEplayers with our contract manufacturer, Maycom Co., Ltd. ("Maycom"). Maycom was paid progress payments with final payments made in full for the order by e.Digital and directly by our customer, digEcor ("digEcor") in March, 2006.

      In December 2005 we announced our latest proprietary DVAP device, the eVU(TM) mobile entertainment device. The rugged eVU features sharp images on a 7" high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

      In March 2006 we announced that we had became aware of information indicating that Maycom may be unwilling or unable to complete the November 2005 purchase order for product intended for delivery to digEcor. In May 2006, we announced that a complaint had been filed against our company and certain of our officers and employees by digEcor in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent our company from selling or licensing certain digital rights management technology and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000." We believe this action is related to the purchase order we placed in the normal course of our business on November 11, 2005 for 1,250 digEplayers(TM) with our contract manufacturer, Maycom. Maycom was paid progress payments with final payments made in full for the order by e.Digital and directly by, digEcor in March 2006. Maycom has fulfilled orders for digEplayers since 2003, and has fulfilled orders for other products manufactured for e.Digital and its customers since 2000. We expect Maycom to fulfill their obligation under the purchase order and we have initiated legal remedies to compel its performance. We have received recent verbal and written assurances from Maycom that they intend to perform under the purchase order. We believe there are alternative suppliers that may be able to complete the order if Maycom is unable to do so. We are also evaluating if any third parties have interfered with our business relationship with Maycom. We are unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations if Maycom does not timely fulfill its obligation to us and we are unable to deliver product to our customer, digEcor, in a timely manner. We have not recognized any revenue or costs related to products associated with this order, as we only recognize revenues and associated costs when products are delivered to and accepted by our customer. We have approximately $600,000 in deposits to Maycom as a current asset and approximately $790,000 of deposits from digEcor as a current liability related to the digEplayers associated with this order. Our deposits with Maycom may be impaired and we could be obligated to digEcor for their deposits to us if product is not delivered. We intend to seek restitution from Maycom for any damages we may incur from this matter and the digEcor complaint. Maycom is not involved in the design, tooling or production of our proprietary eVU mobile entertainment product.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      On February 24, 2006, we entered into a Restricted Common Stock Purchase Agreement with a group of twenty-seven accredited investors pursuant to which we issued and sold 18,750,000 shares of our common stock at a purchase price of $0.08 per share, for an aggregate amount of $1,500,000. In connection with such financing, we also issued "A" warrants to purchase 4,687,500 shares of common stock with an exercise price of $0.10 per share, that are exercisable until February 28, 2009, and "B" warrants to purchase 4,687,500 shares of common stock with an exercise price of $0.09 per share, that are exercisable until six months after this registration statement becomes effective. The February 2006 private placement of common stock and warrants triggered anti-dilution provisions of certain of our outstanding securities. The exercise price on warrants exercisable for 4,070,000 shares of common stock adjusted from $0.50 per share to $0.08 per share, the exercise price on warrants exercisable for 2,112,500 shares of common stock adjusted from $0.19 per share to $0.08 per share, the conversion price on $1,500,000 of our 12% Subordinated Promissory Notes adjusted from $0.19 per share to $0.08 per share and the conversion price of the stated value and accumulated dividends on outstanding shares of Series D and Series EE convertible preferred stock adjusted from $0.19 per common share to $0.08 per common share. We had 110,000 shares (stated value of $10 per preferred share) of Series D convertible preferred stock and 4,330 shares (stated value of $100 per preferred share) of Series EE convertible preferred stock outstanding at the time of the antidilution adjustment.

      Accounting guidance provided in FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", Accounting Principles Board Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" and associated pronouncements relate to the classification and measurement of warrants and instruments with embedded conversion features. The antidilution adjustments described in the previous paragraph resulted in (1) additional non-cash interest amortization of approximately $1.2 million for our existing 12% convertible notes to be expensed over the remaining term of the notes (to December 31, 2006) as a result of the related warrant and conversion repricing, (2) additional non-cash deemed dividends of approximately $2 million resulting in increased loss to common shareholders resulting from the adjusted beneficial discount provision in our Series D and EE preferred stock. While these non-cash amounts do not affect our financial position, they increased our net loss and net loss attributable to common stockholders for the fourth fiscal quarter of fiscal 2006 (ended March 31, 2006) and add to non-cash interest expense for the first three quarters of fiscal 2007.

The Offering

Common stock .........................................  22,295,576 shares
Common stock underlying the 2006 common stock
  warrants ...........................................   9,375,000 shares
Common stock underlying the Series
  EE preferred stock .................................   3,625,000 shares
Common stock underlying Series EE warrants ...........   3,070,000 shares
Common stock underlying other warrants ...............   1,600,000 shares
Use of Proceeds ......................................  All proceeds from the sale of the shares of
                                                        common stock and the
                                                        shares underlying the
                                                        Series EE preferred
                                                        stock and warrants will
                                                        be received by the
                                                        selling stockholders for
                                                        their own accounts.
Dividend Policy ......................................  We do not anticipate paying any cash
                                                        dividends in the
                                                        foreseeable future. Any
                                                        future determination to
                                                        pay dividends will be at
                                                        the discretion of our
                                                        board of directors.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent Form 10-K and in any other documents incorporated by reference into this prospectus from our other filings with the Securities and Exchange Commission.

Cautionary Note on Forward Looking Statements

      In addition to the other information in this prospectus, the factors listed below should be considered in evaluating our business and prospects. This prospectus contains a number of forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below and elsewhere herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific factors described below and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that may arise after the date hereof.

Financial Risks

      We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior fiscal years and as of the fiscal year ended and March 31, 2006 we had an accumulated deficit of $77.2 million. We had losses of approximately $3.1 million, $2.4 million and $2.5 million in fiscal years 2006, 2005 and 2004, respectively. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we will continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

      We do not Anticipate Paying Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. An investment in our common stock, therefore, may be more suitable for an investor that is seeking capital appreciation rather than current yield and, as a consequence, may be more speculative. Accordingly, investors should not purchase our common stock with an expectation of receiving regular dividends.

      We Expect Our Operating Results to Fluctuate Significantly - Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

   o  Unpredictable demand and pricing for our contract development services
   o  Market acceptance of our business customers' products by end users
   o Uncertainties with respect to future customer product orders, their timing and the margins to be received, if any
   o  Fluctuations in operating costs
   o  Changes in research and development costs
   o  Changes in general economic conditions
   o  Changes in technology
   o  Short product lifecycles

      We May Experience Product Delays, Cost Overruns and Errors Which Could Adversely Affect our Operating Performance and Ability to Remain Competitive. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects. Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for our customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by our customers or others who have acquired our products, including customers branded products.

      We Need to Obtain Additional Financing to Continue Operating our Business. We believe that cash on hand and proceeds from existing development and production contracts and product sales, are not sufficient to meet cash requirements for the next twelve months. We anticipate the need to raise additional funds to:

   o  Finance working capital requirements

   o  Pay for increased operating expenses or shortfalls in anticipated revenues

   o  Fund increases in research and development costs

   o  Develop new technology, products or services

   o  Respond to competitive pressures

   o  Support strategic and industry relationships

   o  Fund the production and marketing of our products and services

We cannot assure you that such additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional funds through the sale of equity, including common stock, the percentage ownership of our stockholders will be reduced.

      Unless We Obtain Adequate Financing and Increase Our Revenues We May Be Unable to Continue as a Going Concern. We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affected our results of operations and cash flows. Our company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) material net losses and cash flow deficits from operations during fiscal year 2006, fiscal year 2005 and in prior years and (iii) the possibility that we may be unable to meet our debts as they come due, raise substantial doubt about our ability to continue as a going concern. Our company's ability to continue as a going concern is dependent upon our ability to obtain adequate financing and achieve a level of revenues, adequate to support our capital and operating requirements, as to which no assurance can be given. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence. Our auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

Risks Related to Sales, Marketing and Competition

      We May Be Unable to Successfully Compete in the Electronic Products Market Which is Highly Competitive and Subject to Rapid Technological Change. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features that render the company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products that are compatible with the products of the electronics industry.

      We Rely on a Limited Number of Customers for Revenue. Historically, a substantial portion of our revenues has been derived primarily from a limited number of customers. One customer, APS/Wencor (now known as digEcor), accounted for approximately 94% of revenues for the year ended March 31, 2006. The failure to receive orders for and produce products or a decline in the economic prospects of our customers or the products we may produce for sale may have a material adverse effect on our operations. In May 2006, the company and certain of its officers were sued by digEcor. We are unable to determine at this time the impact this litigation and matter may have on our financial position or results of operations. See "Prospectus Summary - Recent Developments.

      If We Are Unsuccessful in Achieving Market Acceptance of Our Products, It Could Harm Our Business. Sales and marketing strategy contemplates sales of developed products to the electronics and computer software market by our customers. The failure of our customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products and those of our customers will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

      We Have Limited Marketing Capabilities and Resources Which Makes It Difficult For Us to Create Awareness of and Demand for Our Products and Technology. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our products, as well as our licensing business. Selling products and attracting new business customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure that our marketing efforts will be successful or result in future development contracts or other revenues.

      The Success of Our Business Depends on Emerging Markets and New Products. In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital video/music players and other portable consumer devices, must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

      Development of New or Improved Products, Processes or Technologies May Render Our Technology Obsolete and Hurt Our Business. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which may render our technology and products obsolete.

Risks Related to Operations

      We Depend On a Limited Number of Contract Manufacturers and Suppliers and Our Business Will Be Harmed By Any Interruption of Supply or Failure of Performance. We rely on two suppliers for manufacturing our in-flight entertainment, eVU and MedeViewer products. We depend on our contract manufacturer to (i) allocate sufficient capacity to our manufacturing needs,
(ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, our business, financial condition and operating results may be materially and adversely affected. Any failure in performance by our manufacturer for any reason could have a material adverse affect on our business. Production and pricing by such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of our manufacturer to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future. See "Prospectus Summary - Recent Developments."

      If We Lose Key Personnel or Are Unable to Attract and Retain Additional Highly Skilled Personnel Required For the Expansion of Our Activities Our Business Will Suffer. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, may harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

      Because Some of Our Management are Part-Time and Have Certain Conflicts of Interest, Our Business Could Be Harmed. Our Vice President, Robert Putnam, is also investor relations of American Technology Corporation. As a result of his involvement with American Technology Corporation, Mr. Putnam has in the past, and is expected in the future to devote a substantial portion of his time to other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and Mr. Putnam due to the fact that he has other employment or business interests to which he devotes some attention and he is expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital and American Technology Corporation could overlap or conflict.

Risks Related to Intellectual Property and Government Regulation

      Failing to Protect Our Proprietary Rights to Our Technology Could Harm Our Ability to Compete, as well as Our Results of Our Operations. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that our business partners maintain the quality of our brand, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

      We May Face Intellectual Property Infringement Claims That May Be Difficult to Defend and Costly to Resolve, Which Could Harm Our Business. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

      Risks Related to Government Regulation, Content and Intellectual Property Government Regulation May Subject Us to Liability and Require Us to Change the Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, copyright law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

      Failure to Achieve and Maintain Effective Internal Controls in accordance with Section 404 of the Sarbanes-Oxley Act Could Have a Material Adverse Effect On Our Business. As a public company, we will be required to document and test our internal financial control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors that both addresses management's assessments and provides for the independent auditor's assessment of the effectiveness of our internal controls. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404, and we may also identify inaccuracies or deficiencies in our financial reporting that could require revisions to or restatement of prior period results. Testing and maintaining internal controls also will involve significant costs and can divert our management's attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404, and our independent auditors may not be able or willing to issue a favorable assessment of our conclusions. Failure to achieve and maintain an effective internal control environment could harm our operating results and could cause us to fail to meet our reporting obligations and could require that we restate our financial statements for prior periods, any of which could cause investors to lose confidence in our reported financial information and cause a decline, which could be material, in the trading price of our common stock.

Risks Related to Trading in Our Common Stock

      Investing in a Technology Stock (Such as Ours) May Involve Greater Risk Than Other Investments Due to Market Conditions, Stock Price Volatility and Other Factors. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

   o  Quarter-to-quarter variations in operating results
   o Announcements of technological innovations by us, our customers or competitors
   o  New products or significant design achievements by us or our competitors
   o General conditions in the markets for the our products or in the electronics industry
   o  The price and availability of products and components
   o Changes in operating factors including delays of shipments, orders or cancellations
   o  General financial market conditions
   o  Market conditions for technology stocks
   o Litigation or changes in operating results or estimates by analysts or others
   o  Or other events or factors

We do not endorse and accept any responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

      Low-Price Stocks and Stocks Traded on the OTC Electronic Bulletin Board are Subject to Special Regulations and may have Increased Risk. Our shares of common stock are traded on the OTC Electronic Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. ("NASD"). Securities traded on the OTC Electronic Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from a low of $0.07 to a high of $0.22 in the last twelve months. In addition, our common stock is subject to Rules 15g-1-15g-6 promulgated under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market. The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks.

      Important Factors Related to Forward-Looking Statements and Associated Risks. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include our plans and objectives of management for future operations, including plans and objectives relating to the products and our future economic performance. The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that we will design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer and electronic markets will not change materially or adversely, that the computer and electronic markets will continue to experience growth, that demand for the our products will increase, that we will obtain and/or retain existing development partners and key management personnel, that future inventory risks due to shifts in market demand will be minimized, that our forecasts will accurately anticipate market demand and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, our business and operations are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause our net sales or net income (or loss), or our growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                                 USE OF PROCEEDS

      e.Digital Corporation will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

      The following table sets forth the selling stockholders, and the number of shares of common stock owned beneficially by them as of July 11, 2006 which may be offered pursuant to this prospectus. This information is based upon information provided to us by either the named selling stockholder or our transfer agent. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of e.Digital, and none of them has had a material relationship with e.Digital during the past three years.

      The following table includes 18,750,000 of the shares of common stock that were issued to the selling stockholders pursuant to a February 2006 private placement, 3,545,576, shares of common stock that were issued to the selling stockholders upon conversion of shares of Series EE preferred stock, 9,375,000 shares that are issuable to the selling stockholders upon the exercise of warrants issued in connection with the forgoing private placement, 3,625,000 shares that are issuable to the selling stockholders upon the conversion of shares of Series EE preferred stock, 3,070,000 shares that are issuable to the selling stockholders upon the exercise of warrants issued in connection with the Series EE preferred stock financing and 1,600,000 shares that are issuable to the selling stockholders upon the exercise of warrants issued in connection with the 12% Subordinated Promissory Note financing.

      With respect to beneficial ownership of shares of common stock underlying the Series EE preferred stock and the warrants issued in connection with the Series EE preferred stock financing, the certificate of designation governing the Series EE preferred stock and the warrants issued to each Series EE preferred stockholder each prohibit the holder thereof from converting the applicable shares of preferred stock or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the Series EE preferred stock and/or the warrant as to itself upon not less than 61 days' notice to us.

                                                                     Common                  Common        Total
                                                                     Stock       Common      Stock        Common
                                                    Common Stock   Underlying    Stock     Underlying      Stock
                                                     Underlying     Series EE  Underlying    Common    Beneficially
                                         Common      2006 Common    Preferred   Series EE    Stock     Owned Before
Selling Stockholder                       Stock    Stock Warrants    Stock      Warrants    Warrants     Offering
-------------------                    ----------  --------------  ----------  ----------  ----------  ------------
                                          (1)           (2)           (3)         (4)         (5)          (6)
                                       ----------  --------------  ----------  ----------  ----------  ------------
Riviera Investments, L.P.                 625,000         312,500                                           937,500
Sunrise Management, Inc. Profit
  Sharing Plan                            625,000         312,500                                         5,454,671
Sunrise Capital, Inc.                     625,000         312,500                                         5,454,671
Palermo Trust                           1,250,000         625,000                                         5,454,671
Davric Corporation                        625,000         312,500                                        10,019,546
Jerry E. Polis Family Trust             1,250,000         625,000                             250,000    10,019,546
JEP Leasing LLC                           625,000         312,500                                        10,019,546
Don R. Opperman                           312,500         156,250                                           468,750
Mitchell A. Luedloff                      312,500         156,250                                           478,650
Anthony and Barbara Opperman            1,250,000         625,000                             300,000     4,050,000
James C. Zolin and Josephine M. Zolin     937,500         468,750                             400,000     7,096,400
Edward J. Kashou                          625,000         312,500                                           937,500
Daniel A. Nunes                           625,000         312,500                                         1,937,500
Steve Kashou                              187,500          93,750                                           281,250
Simon Elias                               187,500          93,750                                           281,250
Urban J. LaRiccia                         250,000         125,000                                           375,000
Victor Gabourel                         1,250,000         625,000                             100,000     3,529,664
James H. Gamble                           250,000         125,000                                           375,000
Richard G. Daniels                      1,687,500         843,750                             100,000     6,742,799
John Roemer                               312,500         156,250                                           769,360
Leo E & Mary E Correia Family Trust
  Dated 5-10-93                           312,500         156,250                                           795,948
Ted Huskey                                625,000         312,500                                           937,500
Nazeah Aladray                            187,500          93,750                                           331,250
Robert A. Rodrigues & Lisa R.
  Rodrigues, Joint Tenants                312,500         156,250                                           468,750
Mt. Savage Productions, LLC             2,500,000       1,250,000                             200,000     9,212,500
Robert Putnam                             625,000         312,500                                         2,854,167
First Regional Bank FBO William
  Blakeley                                375,000         187,500                                         1,395,833
Basso Private Opportunities Holding
  Fund Ltd                              1,041,722                     797,500     550,000                 2,377,167
Basso Multi-Strategy Holding Fund       2,503,854                   2,827,500   1,950,000                 7,238,614
Ltd.
Rock Capital Partners                                                             100,000                   100,000
Michael Stone                                                                      50,000                    50,000
Robert Seguso                                                                      50,000                    50,000
Michael Hamblett                                                                  174,000                   174,000
Anthony Spatacco Jr.                                                               87,000                    87,000
Imtiaz Khan                                                                         2,500                     2,500
Bruce Meyers                                                                        2,500                     2,500
Terrence Brown                                                                     15,000                    15,000
Meyers Associates, LP                                                               2,000                     2,000
Starboard Capital Markets, LLC                                                     87,000                    87,000
David A. Polis Trust                                                                           50,000       463,079
Eric M. Polis Trust                                                                           100,000     1,702,484
Robert Kaplan                                                                                 100,000       725,000
                                       ----------  --------------  ----------  ----------  ----------  ------------
                                       22,295,576       9,375,000   3,625,000   3,070,000   1,600,000


                                        Maximum            Shares of
                                        Number of         Common Stock
                                         Shares           Beneficially
                                         Offered          Owned After
Selling Stockholder                      Hereby            Offering
-------------------                    ----------       ---------------
                                           (7)            Number     %
                                       ----------       ---------  ----
Riviera Investments, L.P.                 937,500   (8)        --     *
Sunrise Management, Inc. Profit
  Sharing Plan                            937,500   (9) 1,704,671     *%
Sunrise Capital, Inc.                     937,500   (9) 1,704,671     *%
Palermo Trust                           1,875,000   (9) 1,704,671     *
Davric Corporation                        937,500  (10) 6,019,546  3.0%
Jerry E. Polis Family Trust             2,125,000  (10) 6,019,546  3.0%
JEP Leasing LLC                           937,500  (10) 6,019,546  3.0%
Don R. Opperman                           468,750              --     *
Mitchell A. Luedloff                      468,750  (11)     9,900     *
Anthony and Barbara Opperman            2,175,000  (12) 1,875,000     *
James C. Zolin and Josephine M. Zolin   1,806,250  (13) 5,290,150  2.6%
Edward J. Kashou                          937,500              --     *
Daniel A. Nunes                           937,500  (14) 1,000,000     *
Steve Kashou                              281,250              --     *
Simon Elias                               281,250              --     *
Urban J. LaRiccia                         375,000              --     *
Victor Gabourel                         1,975,000  (15) 1,544,664     *
James H. Gamble                           375,000              --     *
Richard G. Daniels                      2,631,250  (16) 4,111,549  2.1%
John Roemer                               468,750  (17)   300,610     *
Leo E & Mary E Correia Family Trust       468,750  (18)   327,198     *
Dated 5-10-93
Ted Huskey                                937,500              --     *
Nazeah Aladray                            281,250  (19)    50,000     *
Robert A. Rodrigues & Lisa R.
  Rodrigues, Joint Tenants                468,750              --     *
Mt. Savage Productions, LLC             3,950,000  (20) 5,262,500  2.6%
Robert Putnam                             937,500  (21) 1,916,667     *
First Regional Bank FBO William
  Blakeley                                562,500  (22)   883,333     *
Basso Private Opportunities Holding
  Fund Ltd                              2,389,222  (23)        --     *
Basso Multi-Strategy Holding Fund
  Ltd.                                  7,281,354  (24)        --     *
Rock Capital Partners                     100,000              --     *
Michael Stone                              50,000              --     *
Robert Seguso                              50,000              --     *
Michael Hamblett                          174,000              --     *
Anthony Spatacco Jr.                       87,000              --     *
Imtiaz Khan                                 2,500              --     *
Bruce Meyers                                2,500              --     *
Terrence Brown                             15,000              --     *
Meyers Associates, LP                       2,000              --     *
Starboard Capital Markets, LLC             87,000              --     *
David A. Polis Trust                       50,000  (25)   413,079     *
Eric M. Polis Trust                       100,000  (26) 1,580,498     *
Robert Kaplan                             100,000  (27)   625,000     *
                                       ----------  ---  ---------  ----
                                       39,965,576

*     Less than 1%.

(1) Represents shares of common stock sold in February 2006 whereupon we issued and sold 18,750,000 shares of our common stock at a purchase price of $0.08 per share. Also includes 3,545,576 shares of common stock previously issued upon conversion of Series EE preferred stock.

(2) In connection with sale of common stock described in (1), we also issued "A" Warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.10 per share, that are exercisable until February 28, 2009, and "B" Warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.09 per share, that are exercisable until six months after this registration statement becomes effective or July 31, 2008 whichever is earlier.

(3) Represents shares of common stock issuable upon conversion of an aggregate of 2,500 shares of Series EE preferred stock assuming a conversion price of $0.08 per share and assuming the shares are held to the November 18, 2006 end of their term. The conversion value of the Series EE preferred stock is the original purchase price, increased by 8% per year from the original issue date in November 2004. The actual number of shares of common stock issuable upon conversion of the Series EE preferred stock may be less than that set forth in the chart depending on when conversion occurs. Subject to certain antidilution rights the $0.08 conversion price may be reduced if we issue certain shares at less than $0.08 per share or convertible at less than $0.08 per share.

(4) Includes shares of common stock issuable upon exercise of warrants issued to purchasers of Series EE preferred stock in November 2004. The Series EE common stock warrants are exercisable at $0.08 per common share, subject to certain antidilution rights, until November 2007.

(5) Includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants issued to the purchasers of 12% subordinated promissory notes in June and July 2004. The 12% note warrants are exercisable at $0.08 per common shares, subject to certain antidilution rights, until June 30, 2007.

(6) Includes shares of common stock issuable on conversion of Series D and Series EE preferred stock assuming a conversion price of $0.08 per share with dividends to August 29, 2006 and shares issuable on exercise of options and warrants exercisable before August 29, 2006. Series D and EE preferred stock may not be converted if the exercise would result in the holder owning more than 4.999% of our common stock.

(7) Includes shares of common stock issued in our February 2006 offering and previously issued upon conversion of Series EE preferred stock, shares issuable on exercise of the "A" and "B" Warrants, shares issuable on conversion of the Series EE preferred stock assuming a conversion price of $0.08 per share, shares issuable on exercise of the Series EE warrants, and shares issuable on exercise of 12% note common stock warrants (see Notes 1, 2, 3, 4 and 5). The actual number of shares obtained on conversion of Series EE preferred stock may be less than the number listed depending on the date of conversion.

(8) Mr. Jerry E. Ehrens is Managing Partner of Riviera Investments, L.P. and is believed by us to have sole voting and investment power with respect to the securities held.

(9) Mr. James Barnes and Ms. Takako Barnes are the sole trustees of Sunrise Management, Inc. Profit Sharing Plan (SMIPS) and are officers and directors of Sunrise Capital, Inc. Mr. James Barnes and Ms. Takako Barnes are also trustees of the Palermo Trust. Total common stock beneficially owned before offering includes the shares offered for each selling shareholder aggregated plus the following beneficial shares not being offered in this prospectus: 225,000 common shares held by Palermo Trust, 1,079,671 shares issuable upon conversion of 6,000 shares of Series D preferred stock held by Palermo Trust, and options exercisable within 60 days on 400,000 shares held by Mr. Barnes. Mr. James Barnes and Ms. Takako Barnes share voting and dispositive power with respect to shares held by these selling stockholders.

(10) Jerry E. Polis is President of Davric Corporation and JEP Leasing, LLC and is believed by us to have sole voting and investment power with respect to the shares held. Jerry E. Polis and Charlotte O. Polis are trustees of the Jerry E. Polis Family Trust and share voting and dispositive power with respect to shares held. Total common stock beneficially owned before offering includes the shares offered for each selling shareholder aggregated plus the following beneficial shares not being offered in this prospectus: (a) 245,445 common shares, 2,812,500 shares issuable upon conversion of $225,000 of 12% convertible debentures, and up to 2,937,601 shares issuable upon conversion of Series D preferred stock as limited by the 4.999% limitation described in Note 6 above (85,000 shares held convertible into approximately 15 million shares without the 4.999% limitation) all held by the Jerry E. Polis Family Trust, and (b) 8,000 shares held in Mr. Polis personal IRA, 8,000 shares in his charitable foundation and 8,000 shares held in his family LLC, all over which Mr. Polis is believed to have sole voting and investment power with respect to the shares. Mr. Polis will be able to convert additional Series D preferred stock up to the 4.999% limitation upon disposition of the shares being registered herein or other shares held.

(11) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 7,500 shares held by Mr. Luedloff and 2,400 shares held by his minor children.

(12) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 1,875,000 shares issuable upon conversion of $150,000 of 12% convertible debentures held by Anthony and Barbara Opperman.

(13) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 1,540,150 common shares and 3,750,000 shares issuable upon conversion of $300,000 of 12% convertible debentures held by James and Josephine Zolin.

(14) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 900,000 shares held by Mr. Nunes and 100,000 shares held by his spouse.

(15) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 617,164 common shares and 937,500 shares issuable upon conversion of $75,000 of 12% convertible debentures.

(16) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 3,174,049 shares held by Mr. Daniels and his spouse and 937,500 shares issuable upon conversion of $75,000 of 12% convertible debentures held by Mr. Daniels.

(17) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 300,610 shares held by Mr. Roemer.

(18) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 175,198 shares held by the trust and 152,000 in a personal IRA.

(19) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 50,000 shares held by Mr. Aladray.

(20) Mr. Elwood G. Norris is manager and exercises sole voting and investment power over the shares held by Mt. Savage Productions, LLC. Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 3,125,000 shares issuable upon conversion of $250,000 of 12% convertible debentures held by the selling shareholder and 2,100,000 held by Mr. Norris family trust and warrants held by the trust on 37,500 common shares over which he shares voting and investment power with his spouse.

(21) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 1,125,000 shares held by Mr. Putnam and options exercisable within 60 days on 166,667 shares. Mr. Putnam is an officer and director of the Company.

(22) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: Options exercisable within 60 days on 833,333 shares held by William Blakeley, an officer of the Company.

(23) 550 shares of Series EE preferred stock are owned of record by the selling stockholder and the selling stockholder holds 1,041,722 shares of common stock previously issued upon exercise of Series EE preferred stock and being registered herein. DKR Capital Partners L.P. ("DKR LP") is a registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to Basso Private Opportunity Fund Ltd. For shares included in this Registration Statement, DKR LP has retained Basso Ltd. ("Basso") to act as the portfolio manager to the fund. As such DKR LP and Basso have shares dispositive and voting power over the securities. Howard I. Fischer is president of Basso and is named as authorized signatory.

(24) 1,950 shares of Series EE preferred stock are owned of record by the selling stockholder and the selling stockholder holds 2,503,854 shares of common stock previously issued upon exercise of Series EE preferred stock and being registered herein. DKR LP is a registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to Basso Multi-Strategy Holding Fund Ltd . For shares included in this Registration Statement, DKR LP has retained Basso to act as the portfolio manager to the fund. As such DKR LP and Basso have shares dispositive and voting power over the securities. Howard I. Fischer is president of Basso and is named as authorized signatory.

(25) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 100,579 common shares held by Mr. Polis family trust and 312,500 shares issuable upon conversion of $25,000 of 12% convertible debentures held by Mr. David A. Polis.

(26) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 77,758 common shares held by Mr. Polis family trust, 625,000 shares issuable upon conversion of $50,000 of 12% convertible debentures and 899,726 shares issuable upon conversion of 5,000 shares of Series D preferred stock all held by Mr. Eric M. Polis.

(27) Total common stock beneficially owned before offering includes the shares offered for the selling shareholder plus the following beneficial shares not being offered in this prospectus: 312,500 shares issuable upon conversion of $25,000 of 12% convertible debentures held by Mr. Robert Kaplan.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to contractual limitations, the selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders also may sell shares under Rule 144 of the Securities Act of 1933, if available, rather than under this prospectus.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      e.Digital Corporation is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We also have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. Such persons, in addition, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchase and sales of shares of our common stock.

                             MARKET FOR COMMON STOCK

      Our common stock trades in the over-the-counter market on the OTC Electronic Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing bid prices for our common stock, as reported by the National Quotation Bureau, for the quarters presented. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns, and commissions.

                                   High   Low
                                  -----  -----
Fiscal year ended March 31, 2005
  First quarter                   $0.32  $0.22
  Second quarter                  $0.27  $0.16
  Third quarter                   $0.43  $0.19
  Fourth quarter                  $0.34  $0.18

Fiscal year ended March 31, 2006
  First quarter                   $0.22  $0.15
  Second quarter                  $0.16  $0.10
  Third quarter                   $0.11  $0.07
  Fourth quarter                  $0.17  $0.07

      At June 30, 2006 there were 200,431,000 shares of common stock outstanding and approximately 2,893 stockholders of record.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and do not currently intend to do so. We intend to retain any future earnings to support the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the board of directors.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

Selected Consolidated Financial Information

      The following table sets forth selected consolidated financial information for the five years ended March 31, 2006. This financial information is derived from, and should be read in conjunction with, the more detailed audited consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Financial Statements."

                      Selected Consolidated Financial Data
                      (In thousands, expect per share data)

Statement of Operations Data                2006      2005      2004      2003      2002
----------------------------              --------  --------  --------  --------  --------
Revenues                                  $  3,250  $  4,252  $  3,418  $  2,597  $  2,417
Gross profit (loss)                            114       997       689     (900)      (561)
Operating loss                              (2,541)   (2,035)   (2,328)   (5,841)   (5,855)
Loss for the year                           (3,107)   (2,417)   (2,516)   (6,666)   (5,793)
Loss attributable to common stockholders    (5,268)   (3,743)   (3,468)   (6,727)   (5,819)
Basic earnings per common share (1)         ($0.03) $  (0.02) $  (0.02) $  (0.05) $  (0.04)
Weighted average number of common and
  common equivalent shares outstanding     177,421   165,525   155,100   140,065   130,783

(1) For information pertaining to the calculation of basic earnings (loss) per common shares, see Note 2 to the Consolidated Financial Statements elsewhere in this report.

Balance Sheet Data                         2006     2005     2004     2003     2002
------------------                       -------  -------  -------  -------  -------
Total current assets                     $ 1,093  $ 1,847  $   538  $   715  $ 2,213
Total current liabilities                  3,610    3,337    1,634    2,021    4,757
Total assets                               1,156    1,973      696      895    2,744
Long-term debt, less current maturities        -      897      836      637        -
Series D preferred stock                     960    1,150    1,450    2,050        -
Series E preferred stock                       -        -      862        -        -
Series EE preferred stock                    250    1,250        -        -        -
Stockholders' equity (deficit)            (2,454)  (2,261)  (1,774)  (1,874)  (2,014)

Selected Quarterly Financial Information

      The following table sets forth unaudited income statement data for each of our last eight quarters. This unaudited quarterly financial information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and reflects all adjustments (consisting of normal recurring entries) which e.Digital Corporation considers necessary for a fair presentation of the information presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                       6/30/2004     9/30/2004    12/31/2004     3/31/2005     FYE 2005
                                     ------------  ------------  ------------  ------------  ------------
Revenues                             $     93,164  $  2,028,485  $  1,418,928  $    711,810  $  4,252,387
Gross Profit (Loss)                        68,639       367,037       438,236       123,323       997,235
Loss for the period                      (735,482)     (511,404)     (464,558)     (705,370)   (2,416,813)
Operating Loss                           (704,517)     (393,875)     (348,452)     (588,778)   (2,035,622)
Loss attributable to common              (782,153)     (547,587)     (997,232)   (1,416,040)   (3,743,012)
Basic earnings per common share      $      (0.00) $      (0.00) $      (0.01) $      (0.02) $      (0.02)
Weighted average shares outstanding   162,439,108   154,882,753   165,923,241   165,525,386   165,525,386

                                       6/30/2005     9/30/2005    12/31/2005     3/31/2006     FYE 2006
                                     ------------  ------------  ------------  ------------  ------------
Revenues                             $    998,209  $  1,990,139  $    114,696  $    147,447  $  3,250,491
Gross Profit (Loss)                       170,692       411,881         9,146     (477,748)      $113,971
Loss for the period                      (647,276)     (382,625)     (656,486)   (1,420,294)  ($3,106,681)
Operating Loss                           (529,873)     (273,183)     (514,594)   (1,223,806)  ($2,541,456)
Loss attributable to common              (690,376)     (425,210)     (699,072)   (3,453,669)  ($5,268,327)
Basic earnings per common share      $          -  $          -  $          -  $      (0.02) $      (0.03)
Weighted average shares outstanding   175,208,630   175,260,786   175,260,876   184,440,251   177,472,037

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto and includes forward-looking statements with respect to the company's future financial performance. Actual results may differ materially from those currently anticipated and from historical results depending upon a variety of factors, including those described elsewhere in this Prospectus and under the sub-heading, "Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks."

General

      e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We provide engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. We have innovated a proprietary secure digital video/audio technology platform (DVAP) that can be applied to produce complex consumer electronic products. In 2003 our DVAP was applied to an in-flight Entertainment (IFE) device, the digEplayer(TM), for one customer. To date, we have delivered over 8,000 digEplayers for airline use.

      In December 2005 we announced our latest proprietary DVAP device, the eVU(TM) mobile entertainment device. The rugged eVU features sharp images on a 7" high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

      While we continue to offer engineering services, product reference designs and technology platforms, our primary strategy for future quarters is to produce branded eVU devices for customer orders. eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to customers. We have commenced eVU demonstration deliveries and are preparing pilot trials for select target customers. We are focused on U.S. and international companies in the healthcare, military, and travel and leisure industries who desire to brand and market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for target customers. In addition to offering eVUs for sale we expect to provide eVU solutions on a periodic payment program.

      We have relationships with manufacturers with facilities in the United States, China and Korea. We have expertise in developing, performing and overseeing manufacturing processes. From time to time, we apply our technology and expertise in providing manufacturing supervision, documentation, and quality control services to products for our business customers.

      Services offered include custom hardware, firmware (an instruction set programmed into a chip which determines the product's functionality and user interface), software development, technology platform development, product design, manufacturing services, fulfillment services, warranty services, and licensing of our patented file management system. Our revenues may result from the sale of products, product royalties, fees from engineering services, industrial order fulfillment, technical support services, warranty services and/or design services. In some cases, we rely on outside subcontractors to perform services including manufacturing, testing and certification, industrial design, and assembly.

      Our business and technology is high risk in nature. There can be no assurance we can successfully introduce the eVU to market or produce future revenues from existing or new products or services. We continue to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no guarantee that we can or will report operating profits in the future.

Overall Performance

      We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affect our current results of operations and liquidity. We incurred significant operating losses and negative cash flow in each of the last three fiscal years and these losses have been material. We incurred an operating loss of $2.5 million, $2.0 million and $2.3 million in fiscal year 2006, 2005 and 2004, respectively, and have an accumulated deficit of $77,172,095 at March 31, 2006. At March 31, 2006, we had a working capital deficit of $2,516,367.

      Our operating plans require additional funds which may take the form of debt or equity financings. There can be no assurance that any additional funds will be available to our company on satisfactory terms and conditions, if at all. Our company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

      Management of our company has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to business customers and markets and (c) raising, if necessary, additional capital and/or obtaining third party financing.

      For the year ended March 31, 2006:

   o Our revenues were $3.3 million, a 24% a decrease from total revenues of $4.3 million for fiscal 2005. Sales to one customer accounted for 94% of our revenues and our results have been highly dependent on the timing and quantity of digEplayer orders by this customer and its airline customers. At March 31, 2006 we had approximately $1.2 million of orders in production for this customer but delivery by our contractor is behind schedule and not assured. There can be no assurance of future orders from this customer and cancellations or delays of existing orders could have a material impact on our operations.

   o We recorded a gross profit of $114,000 compared to a gross profit of $997,000 for fiscal 2005. Gross profit decreased due to a $603,750 impairment charge for deposits made to a contract manufacturer that may not be recoverable offset by a $115,139 reduction of previous supplier accruals no longer deemed payable. Gross profit also decreased due to the mix of devices, batteries and other accessories and the lower sales volume.

   o Operating expenses were $2.7 million a decrease from $3.0 million for fiscal 2005 due primarily to reduced personnel and legal costs in the current period.

   o Other income and expenses were a net expense of $565,000 consisting primarily of interest expense of $573,500 including non-cash interest of $301,000 related to amortization of warrants issued with debt.

   o Our net loss increased to $3.1 million from $2.4 million for the prior year ended 2005 and the net loss available to common stockholders after non-cash deemed and imputed dividends on preferred stock increased to $5.3 million from $3.7 million for the year ended March 31, 2005.

      Our monthly cash operating costs have been on average $150,000 and $180,000 per month for the periods ending March 31, 2006 and 2005, respectively. However, we may increase expenditure levels in future periods to support and expand our revenue opportunities and continue advanced product and technology research and development. The introduction of the eVU will also require additional expenditures, the amount and timing not currently estimable by management. Accordingly, our losses are expected to continue until such time as we are able to realize revenues and margins sufficient to cover our costs of operations. We may also face unanticipated technical or manufacturing obstacles and face warranty and other risks in our business. See "Risk Factors."

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to product returns, bad debts, inventory valuation, intangible assets, financing operations, warranty obligations, estimated costs to complete research contracts and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

      We recognize license revenue and product revenue upon shipment of a product to the customer, FOB destination or FOB shipping point depending on the specific contract term, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. With most of our consumer electronics retailers, we do not meet the criteria for revenue recognition upon shipment and therefore only recognize the revenue as the product is sold through our customer to the ultimate end-user. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element. Research and development contract revenue on long-term projects is recognized on the percentage of completion method. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned. If the costs we incur on a contract are expected to exceed the anticipated revenue we will record the loss in the period in which the facts that give rise to the revision becomes known.

      We record estimated reductions to revenue for anticipated product returns, discounts offered to our customers and volume-based incentives. If market conditions were to decline, we may take actions to increase the discounts offered for future sales which will result in an incremental reduction of revenue at the time the discounts are offered.

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We also review deposits with manufacturers and others for impairment and at March 31, 2006 considered $604,000 of deposits as impaired and recorded a corresponding expense.

      We value derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", Accounting Principles Board Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" and associated pronouncements relate to the classification and measurement of warrants and instruments with embedded conversion features. We must make certain assumptions and estimates to value our derivative liabilities. Factors affecting these liabilities and values include changes in our stock price and other assumptions.

      We have provided a full valuation reserve related to our substantial deferred tax assets. In the future, if sufficient evidence of our ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, we may be required to reduce our valuation allowances, resulting in income tax benefits in our consolidated statement of operations. We evaluate the realizability of the deferred tax assets and assess the need for valuation allowance quarterly. The utilization of the net operating loss carryforwards could be substantially limited due to restrictions imposed under federal and state laws upon a change in ownership.

      Under our bylaws, we have agreed to indemnify our officers and directors for certain events. We also enter into certain indemnification agreements in the normal course of our business. We have no liabilities recorded for such indemnities.

      We are currently involved in certain legal proceedings. For any legal proceedings we are involved in, we estimate the range of liability relating to pending litigation, where the amount and range of loss can be estimated. We record our best estimate of a loss when a loss is considered probable. As additional information becomes available, we assess the potential liability related to pending litigation and will revise estimates. At March 31, 2006 we had no litigation loss accrual however we considered $603,750 of deposits to a contract manufacturer as impaired and recorded additional cost of revenue expense related thereto.

      We do not have off-balance sheet transactions, arrangements or obligations.

Results of Operations

Year ended March 31, 2006, 2005 and 2004

      Revenues:

      The following table sets forth selected data from the statement of operations for e.Digital Corporation for the fiscal year ended March 31, 2004, 2005 and 2006, respectively.

                                              2004 to 2005      2004 to 2005      2005 to 2006    2005 to 2006
                     2004    2005    2006   variance in $'s   variance in %'s   variance in $'s  variance in %'s
                    ------  ------  ------  ---------------  -----------------  ---------------  ---------------
                                            (in thousands, except percentages)
Net revenue         $3,418  $4,252  $3,250             $834                 24%         ($1,002)            (24%)
Cost of goods sold  $2,728  $3,255  $3,137             $527                 19%           ($118)             (4%)

      Total Revenues: For the year ended March 31, 2006, we reported total revenue of $3.3 million, a 24% decrease from total revenues of $4.3 million for the comparable year. Product revenue for the year ended March 31, 2006 was $3.2 million, a decrease of 21% from product revenues of $4.0 million for the comparable year. The decrease in product revenue in fiscal year 2006 relates to the delay in production of a 1250 unit digEplayer order. We have $603,750 as a prepayment to a manufacturer for an order of units to be shipped at a time yet to be determined. Based on current conditions of this manufacturer and this order and the potential that the manufacturer will not fulfill its obligation, we have recorded an impairment against the prepayment as additional cost of revenue.

      For the year ended March 31, 2005, we reported total revenue of $4.3 million, a 24% increase from total revenues of $3.4 million for fiscal 2004. Product revenue for the year ended March 31, 2005 was $4.0 million, an increase of 49% from product revenues of $2.7 million for fiscal 2004. The increase in product revenues in fiscal year 2005 resulted from the increase in airline orders for the digEplayer through APS/Wencor customers

      Service Revenue: Our development arrangements are designed to produce limited current revenues while creating proprietary products to be sold to customers or to be produced under long-term license or royalty arrangements. Service revenues for the year ended March 31, 2006 decreased by 70% to $76,000 from $250,000 for the comparable year. The decrease resulted primarily from our not obtaining additional service contracts or payments on existing agreements.

      Service revenues were $250,000 and $731,000 for the fiscal years 2005 and 2004 respectively. The decrease of 66% in service revenues was primarily attributed to the fulfillment of OEM contracts. We had recorded for nonrecurring engineering ("NRE") contracts (contracts involving the payment of one-time engineering fees in association with a particular project an aggregate of unearned revenue $20,000 and $176,000 at March 31, 2006 and 2005 respectively.

      Cost of Revenues:

      Gross Margin: For the year ended March 31, 2006, we reported a $114,000 or 14% gross profit as compared to a 23% gross profit for the comparable year. For fiscal year 2006, costs of revenues consisted of $2.6 million of product costs and $5,000 of contract service cost consisting primarily from the engineering expenses recognized and being funded in part by our customers. Cost of revenues also included a $603,750 impairment charge for deposits made to a contract manufacturer that may not be recoverable offset by a $115,139 reduction of previous supplier accruals no longer deemed payable for a net of $488,611 that was charged in the last fiscal quarter.

                                         2004 to 2005      2004 to 2005      2005 to 2006     2005 to 2006
                     2004  2005  2006  variance in $'s   variance in %'s   variance in $'s  variance in %'s
                     ----  ----  ----  ---------------  -----------------  ---------------  ---------------
                                       (in thousands, except percentages)
Gross profit (loss)  $689  $997  $114             $308                 45%           ($883)            (89%)
Gross margin           20%   23%    4%                                  3%                             (19%)

      For the year ended March 31, 2005 we reported a $997,000 or 23% gross profit as compared to a gross profit of $689,000 for the year ended March 31, 2004. The increase in the gross profit percentage is due to improved margins on products delivered to customers and termination of our low or negative margin on e.Digital branded products. Gross profit percentage is highly dependent on sales, price, volume, purchasing costs and overhead allocations. Gross margins may vary significantly from period to period.

      Operating Expenses:

      Total operating expenses (consisting of selling and administrative expenses and research and related expenditures) were $2.7 million, $3.0 million and $3.0 million for fiscal year 2006, 2005 and 2004, respectively.

                                                2004 to 2005      2004 to 2005      2005 to 2006     2005 to 2006
                       2004    2005    2006   variance in $'s   variance in %'s   variance in $'s  variance in %'s
                      ------  ------  ------  ---------------  -----------------  ---------------  ---------------
                                              (in thousands, except percentages)
Selling, general and
   administration     $1,486  $1,517  $1,318              $31                  2%           ($199)            (13%)

      Selling, General and Administrative: For the year ended March 31, 2006, selling and administrative costs were $1.3 million compared to $1.5 million for the comparable year. The $199,000 decrease in selling and administrative costs resulted from the decrease of $148,000 in personnel and related costs due to the reduction in headcount, a reduction of $161,000 in legal and professional fees offset by an increase of $110,000 relating to the annual shareholders meeting. We anticipate selling and administrative expenses to be constant as we are focused more on business customer opportunities and de-emphasize selling and marketing our branded product.

      Selling and administrative costs were $1.5 million for the year ended March 31, 2005 compared to $1.5 million for the comparable year. The $31,000 increase in selling and administrative costs resulted from the increase in legal fees in connection with the Fujitsu Ten arbitration and settlement offset by decreases in facilities expenditures and shareholders' related costs. We anticipate selling and administrative expenses to be constant as we are focused more on business customer opportunities and de-emphasize selling and marketing our branded product.

                                                    2004 to 2005      2004 to 2005      2005 to 2006     2005 to 2006
                           2004    2005    2006   variance in $'s   variance in %'s   variance in $'s  variance in %'s
                          ------  ------  ------  ---------------  -----------------  ---------------  ---------------
                                                  (in thousands, except percentages)
Research and development  $1,531  $1,515  $1,338             ($16)               (1%)           ($177)            (12%)

      Research and Development expenses: For the year ended March 31, 2006, research and development expenditures were $1.3 million as compared to year ended March 31, 2005 of $1.5 million. The decrease of $177,000 resulted from a decrease of $121,000 in personnel and related costs due to the reduction in headcount, a decrease of $60,000 in consulting and independent contract labor offset by an increase of $24,000 in materials and supplies associated with the development of the eVU product.

      For the year ended March 31, 2005, research and development expenditures were $1.5 million, the same level as the $1.5 million for the year ended March 31, 2004.

      Research and development costs are subject to significant quarterly variations depending on the use of outside services, the assignment of engineers to development projects and the availability of financial resources.

      We reported an operating loss of $2.5 million, $2.0 million, and $2.3 million for the year ended March 31, 2006, 2005 and 2004, respectively. The increase in operating loss in fiscal 2006 compared to fiscal 2005 resulted from the reduced gross margin caused primarily by the impairment of deposits offset in part by reduced overall operating expenses. The decrease in operating loss in fiscal year 2005 compared to fiscal year 2004 resulted from the improved gross margins in combination with comparable operating expenses. We believe, but we cannot guarantee, that our strategy of investing in development of our digital video/audio technology platform with supply or royalty provisions will provide positive margins in future periods. The timing and amount of product sales and the recognition of contract service revenues impact our operating losses. Accordingly, there is uncertainty about future operating results and the results for the year ended March 31, 2006 are not necessarily reflective of operating results for future periods.

      We reported interest expense of $574,000, $384,000 and $122,000 for the years ended March 31, 2006, 2005 and 2004, respectively. The interest expense in 2006 consisted of interest on the 12% and 15% Promissory Notes and the non-cash amortization expense associated with warrants and warrant repricing. The interest expense in 2005 consisted of interest on the 12% and 15 % Promissory Notes. The interest expense in 2004 consisted of interest on the 15% Promissory Note.

      We reported a loss of $3.1 million, $2.4 million and $2.5 million in fiscal year 2006, 2005 and 2004, respectively.

      The net loss available to common stockholders for fiscal year 2006 was increased in computing loss per share by accrued dividends of $162,000 on the Series D and EE stock and $2.0 million in additional expense associated with repricing of conversion prices of the preferred stock resulting from the February 2006 common stock sale. The net loss available to common stockholders for fiscal year 2005 was increased in computing loss per share by accrued dividends of $226,000 on the Series D and EE stock and $1.1 million for the beneficial conversion attributed to the issuance of the Series EE stock.

      Inflation:

      Inflation has not had any significant impact on our business.

Liquidity and Capital Resources

                                               2005 to 2006      2005 to 2006
                             2005     2006    variance in $'s  variance in %'s
                           -------  --------  ---------------  ---------------
                                    (in thousands, except percentages)
Working capital (deficit)  ($1,490) ($2,516)          ($1,026)            69%
Cash and cash equivalents   $1,289   $1,059             ($230)           (18%)
Total assets                $1,973   $1,156             ($817)           (41%)

                                                              2004 to 2005     2004 to 2005     2005 to 2006     2005 to 2006
                                  2004     2005      2006   variance in $'s  variance in %'s  variance in $'s  variance in %'s
                                -------  --------  -------  ---------------  ---------------  ---------------  ---------------
Net cash provided by (used in)                              (in thousands, except percentages)
 Operating activities           ($2,056) ($1,951)  ($2,327)            $105              (5%)           ($376)             19%
 Investing activities             ($144)    ($16)   $    0             $128             (89%)            $ 16            (100%)
 Financing activities            $2,479   $2,788    $2,097             $309              12%            ($691)            (25%)

      At March 31, 2006, we had a working capital deficit of $2.5 million compared to a working capital deficit of $1.5 million for the comparable year. We had $3,000 and $53,000 of working capital invested in accounts receivable at March 31, 2006 and 2005, respectively. We have prepayment terms with our manufacturer and for our customer for the digEplayer product. Our customer is required to pay in advance for production of these units in three (3) installments with the last payment paid at time of shipment. These payments are recorded as a customer deposit until revenue can be recognized. We have the same payment obligation with our manufacturer requiring (3) installment payments of which are recorded as a prepaid until product has been shipped to the customer. These payments are evaluated periodically for impairment. Therefore, the company does not have any accounts receivable or inventory with respect to such product.

      For the year ended March 31, 2006, net cash decreased by $230,530. Cash used in operating activities was $2,327,130. The major components using cash were a loss of $3,106,681 reduced by $112,500 of accrued interest and accretion relating to the unsecured promissory note, $63,494 of depreciation and amortization, $300,665 for the amortization of interest on warrants repriced in connection with a restricted common stock sale and a $603,750 impairment charge on a deposit with a supplier. Cash used in operating activities was also impacted by an increase of $23,850 in accrued liabilities, an $86,500 increase in customer deposits and a decrease of $50,171 in accounts receivable. The major changes in assets and liabilities using operating cash was a $130,064 increase for prepaid and deposits, a decrease of $53,830 in deferred revenue, a $17,334 decrease in accrued employee benefits and a decrease of $135,016 in accounts payable.

      At March 31, 2006, we had cash on hand of $1,058,723. For the year ended March 31, 2006, cash provided by financing activities was $2,096,600. During the fiscal year ended March 31, 2006, we obtained a total of $1,500,000 from the issuance of common stock, $500,000 from the issuance of 12% Convertible Subordinated Promissory Notes and $118,000 from exercise of warrants. During the fiscal year ended March 31, 2006, we repaid $21,400 of the 15% Unsecured Promissory Notes.

      Other than cash on hand and accounts receivable, we have no material unused sources of liquidity at this time. Based on our cash position at March 31, 2006 assuming (a) continuation of existing business customer arrangement, and (b) current planned expenditures and level of operation, we believe we will require approximately $1.0 million of additional capital resources for the next twelve months plus amounts required to make payments on the 15% Unsecured Promissory Notes in the approximate principal amount of $900,000 and 12% Convertible Subordinated Promissory Notes for $1,500,000. In the past we have rescheduled the maturity dates of certain debt obligations but there can be no assurance we will be able to reschedule any debt in the future. Some of these required resources could come from improved operations. However actual results could differ significantly from management plans. The actual future margins to be realized, if any, and the timing of shipments and the realization of royalties are subject to many factors and risks, many outside our control.

      We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affect our current result of operations and liquidity. Our operating plans require additional funds which may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. Our company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

      We are actively seeking equity and/or debt financing and intend to use proceeds from equity sales for working capital and to repay the 12% Subordinated Promissory Notes and 15% Unsecured Promissory Notes. If we are unable to secure sufficient financing, we will attempt to renegotiate the terms of this note with the lender. There can be no guarantee that we will be able to raise additional equity and/or renegotiate the terms of the note with the lender. If we are able to renegotiate the terms of the note we may be unable to determine what terms the lender may demand.

      We require additional capital to finance future developments and improvements to our technology. Should additional funds not be available, we may be required to curtail or scale back staffing or operations. Failure to obtain additional financings will have a material adverse affect on our company. Potential sources of such funds include exercise of outstanding warrants and options, or debt financing or additional equity offerings. However, there is no guarantee that warrants and options will be exercised or that debt or equity financing will be available when needed. Any future financing may be dilutive to existing stockholders.

      As of June 30, 2006, our contractual obligations and commercial commitments are summarized below:

      Cash Contractual Obligations by Period          Total    Less than 1 year  1 - 2 years  2 - 3 years  Over 3 years
-------------------------------------------------  ----------  ----------------  -----------  -----------  ------------
12% Subordinated Convertible Promissory Notes (1)  $1,590,000       $ 1,590,000     $      -     $      -       $     -
15% Unsecured Promissory Notes (2)                  1,092,915         1,092,915            -            -             -
Operating Lease (3)                                   381,484            58,056      144,253      153,038        26,137
                                                   ----------       -----------     --------     --------       -------
Total cash obligations                             $3,058,593       $ 2,740,971     $144,253     $153,038       $26,137
                                                   ==========       ===========     ========     ========       =======

   1 Includes estimated interest to maturity at December 31, 2006 and assumes that the notes are not converted to common stock.
   2 Includes two 15% unsecured notes and estimated future interest payments to maturity at December 31, 2006.
   3  Office sublease agreement.

Future Commitments and Financial Resources

      We have an accrued lease liability of $515,000 that arose in the normal course of business for equipment delivered to the company. This amount is approximately eight years old. The accrued lease liability reflects management's best estimate of amounts due for matters in dispute. Settlement of this liability may either be more or less than the amount recorded in the audited consolidated financial statements and accordingly may be subject to measurement uncertainty in the near term.

      In the future, if our operations increase significantly, we may require additional funds. We also may require additional capital to finance future developments, acquisitions or expansion of facilities. We currently have no plans, arrangements or understandings regarding any acquisitions.

      In March 2006, we entered into a new sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet at a new location in the San Diego area with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

                                    BUSINESS

Overview

      e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We provide engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. We have innovated a proprietary secure digital video/audio technology platform ("DVAP") that can be applied to produce complex consumer electronic products. In 2003 our DVAP was applied to an in-flight entertainment ("IFE") device, the digEplayer(TM), for one customer. To date, we have delivered over 8,000 digEplayers for airline use.

      In December 2005 we announced our latest proprietary DVAP device, the eVU(TM) mobile entertainment device. The rugged eVU features sharp images on a 7" high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

      We were incorporated in the Province of British Columbia, Canada as Norris Communications Corp. on February 11, 1988 and on November 22, 1994 changed our domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Drive, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this Prospectus.

Technology and Services

      While we continue to offer engineering services, product reference designs and technology platforms, our primary strategy for future quarters is to produce branded eVU devices for customer orders. eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to customers. We have commenced eVU demonstration deliveries and are preparing pilot trials for select target customers. We are focused on U.S. and international companies in the healthcare, military, and travel and leisure industries who desire to brand and market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for target customers. In addition to offering eVUs for sale we expect to provide eVU solutions on a periodic payment program.

      Our revenue has been, and is expected to be, derived from a combination of fees from licensing, engineering services, manufacturing services, warranty services, industrial design services, technical support services and unit royalty payments.

      When developers of electronic products lack the experience or resources to work with portable storage media or to do their own design work, our design services help perform component and product design. We offer design services in areas such as circuit design, the design and incorporation of custom digital signal processing solutions, wireless communication, computer and Internet connectivity and product design. We have expertise in embedded systems, digital and analog integrated circuit design, wireless, multimedia, Internet and computer connectivity, DSP customization, flash memory interface and related fields.

      In addition to design, our engineers can perform product development and engineering services aimed to convert designs into functional reference designs, prototypes and/or end products. The engineering services we offer include custom hardware and firmware (an instruction set programmed into a chip which determines the product's functionality and user interface), software development, technology platform development and product design.

      We also arrange for manufacturing services including factory hand-off and development of test procedures. The manufacturing services we provide range from startup through order fulfillment services and post production quality and warranty services.

      Our business customers license or purchase our product reference designs or our technology platforms to embed in or integrate with their product design allowing them to accelerate the product development process.

MicroOS(TM)

      Our proprietary MicroOS(TM) operating system serves as the foundation for our Personal Digital Video, Digital Audio and Wireless Technology Platforms. MicroOS was originally developed by us for use in digital voice recorder technology, but because of its inherent flexibility, has grown and been adapted to support audio and video storage and playback and wireless utilities. MicroOS is compact and dynamic, responding to a variety of user interfaces. MicroOS manages the volume and equalizer functions, the LCD drivers and interfaces, decodes a wide variety of audio and video files, interacts with a variety of digital rights management schemes and supports today's most popular media storage formats including hard disk drives, compact and embedded flash and others.

      MicroOS manages multiple functions within a single device, utilizing less power, space and operating capacity than many alternative solutions. The life cycle of consumer electronics products is very short and continues to accelerate. With MicroOS we believe we are able to complete new product design and development projects faster and more economical than many competitors. The use of MicroOS shortens the development cycle and MicroOS' flexibility provides the same lead time benefits to subsequent generations of each MicroOS based product.

Digital Video/Audio Technology Platform

      We have designed and developed a Digital Video/Audio Technology Platform based on our proprietary MicroOS core. Our Digital Video/Audio Platform ("DVAP") accommodates various third party video compression encoded material, proprietary security measures and allows for other customizable options. The DVAP supports screen sizes from 2.5 to 10.4" and is capable of achieving better than DVD quality video. The 7" version was first released in 2003 for use on commercial airline flights as an Inflight Entertainment (IFE) device.

      Our first commercial release of our DVAP was accomplished through business customer Airline Protective Systems ("APS") branding and distribution of the digEplayer 5500(TM) IFE product to Alaska Airlines. The first units were provided to Alaska Airlines passengers in October 2003. In 2004, we received follow-on orders for commercial quantities of IFE units. The units are loaded with content by APS from partners such as 20th Century Fox, DreamWorks SKG, Warner Brothers and DMX. The large 7" screen delivers better than DVD quality video - a key competitive factor to others evaluating opportunities in the market.

      digEcor (formerly, APS - a division of Wencor West, Inc.) continues to market the digEplayer to airlines worldwide and other companies within the travel and leisure industry. We are actively in pursuit of other companies seeking personal video platforms for their own branding purposes. We believe there are opportunities for new and next generation applications of this device.

      Our proprietary DVAP is flexible and we believe we can address markets beyond IFE with products customized for niche customers for travel and leisure, medical, education, government and military use. We are modifying our DVAP technology to incorporate the latest LCD screen, media storage, video processing, battery and other components to address specific needs of the medical and travel and leisure segments of the market.

Content Protection Technology

      We have designed and developed a family of proprietary hardware and software encryption, digital rights management (DRM), key management and data obscuration technology for content protection. This technology has been employed in our prior MP3 player products and in our current DVAP products. Our latest product eVU incorporates an implementation of this family of technology. Elements of this technology have been incorporated into the digEplayer via license and have been tested and approved by major Hollywood movie studios. We currently have a U.S. patent application pending for security technology and a provisional U.S. patent application for our family of security technology..

Wireless Technology

      We have experience in developing wireless solutions for business customers and our DVAP has applications for wireless technology. Wireless communications between devices and hosts will benefit consumers' abilities to manage and procure content. We are also integrating 802.11(Wi-Fi) technology as an option for our DVAP. We have a separate Wireless Technology Platform that can also be applied to other electronic products. We expect to support and integrate other, new wireless technologies into our DVAP or our Wireless Technology Platform, including WiMax, UWB and others.

Recent Developments

      In November 2005, in the normal course of our business, we placed a purchase order for 1,250 digEplayers with our contract manufacturer, Maycom. Maycom was paid progress payments with final payments made in full for the order by e.Digital and directly by our customer, digEcor in March, 2006.

      In March 2006 we announced that we had became aware of information indicating that Maycom may be unwilling or unable to complete the November 2005 purchase order for product intended for delivery to digEcor. In May 2006, we announced that a complaint had been filed against our company and certain of our officers and employees by digEcor in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent our company from selling or licensing certain digital rights management technology and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000." We believes this action is related to the purchase order we placed in the normal course of our business on November 11, 2005 for 1,250 digEplayers(TM) with our contract manufacturer, Maycom. Maycom was paid progress payments with final payments made in full for the order by e.Digital and directly by, digEcor in March 2006. Maycom has fulfilled orders for digEplayers since 2003, and has fulfilled orders for other products manufactured for e.Digital and its customers since 2000. We expect Maycom to fulfill their obligation under the purchase order and we have initiated legal remedies to compel its performance. We have received recent verbal and written assurances from Maycom that they intend to perform under the purchase order. We believe there are alternative suppliers that may be able to complete the order if Maycom is unable to do so. We are also evaluating if any third parties have interfered with our business relationship with Maycom.

      We are unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations if Maycom does not timely fulfill its obligation to us and we are unable to deliver product to our customer, digEcor, in a timely manner. We have not recognized any revenue or costs related to products associated with this order, as we only recognize revenues and associated costs when products are delivered to and accepted by our customer. We have approximately $600,000 in deposits to Maycom as a current asset and approximately $790,000 of deposits from digEcor as a current liability related to the digEplayers associated with this order. Our deposits with Maycom may be impaired and we could be obligated to digEcor for their deposits to us if product is not delivered. We intend to seek restitution from Maycom for any damages we may incur from this matter and the digEcor complaint. Maycom is not involved in the design, tooling or production of our proprietary eVU mobile entertainment product.

Industry Background

      We design and market digital technology product platforms employing portable storage media with the major categories being digital video recorder/players, digital music recorder/players and related mobile devices. We also have experience developing digital automotive technology platforms and a wireless technology platforms.

Digital Video Recorder/Players

      Digital video players including DVD (digital video disc) players are increasing in popularity with consumers. According to the Consumer Electronics Association, DVD content is a $12 billion/year market.

      Video compression formats such as MPEG-4 and DivX allow the compression and transmission of digital video files over the Internet. They also allow consumers to download and store on their personal computer's hard drive full-length, two-hour, motion picture files in as little as 500 MB of storage space. These movies can then be viewed by consumers on a computer monitor or a personal video recorder/player.

      There is also a developing market for streaming delivery of video content on the Internet. Corporations or video production companies may use streaming video to deliver information and entertainment to users. DivXNetworks, Inc., the creator and provider of the DivX video compression format, reports that over 80 million users have downloaded their video playback software. This illustrates the demand for high-quality video in manageable file sizes. The users of DivX compression format have been limited to viewing DivX motion picture content on their computer monitors. We believe there will be growing demand for a system including portable hardware that will allow consumers to select and download movies over the Internet in digital form, then download them to a portable player capable of feeding the video and audio signals through a home entertainment system or built-in viewing screen and speakers.

      We believe there are applications for our DVAP in broad aspects of the travel and leisure, medical, education, government and military markets and that these are growing markets.

In-Flight Entertainment

      IFE encompasses music, news, television programming, and motion pictures presented through audio/video systems typically embedded into an aircraft. Certain airlines are also beginning to incorporate satellite programming and/or wireless Internet access for their passengers through extensive built-in hardware in certain aircraft on certain routes. According to the Wall Street Journal, airlines worldwide spend approximately $2 billion a year on entertainment.

      Because the costs to retrofit an aircraft with IFE equipment can be prohibitive, we have developed an alternative IFE system. Our portable IFE player, based upon our DVAP, is smaller than a typical laptop computer and has a high-quality color screen and stereo headphones. Although passengers may rent or purchase portable DVD players from outside entities, we have created the first portable video players that can be rented to passengers by the airline. We believe this type of system is attractive to airlines and other travel-related entities because of its revenue potential, variety of content, and inexpensive implementation.

Portable Storage Market

      There are two major categories of portable storage media: solid state and miniature rotating disks including hard disk drives. We have designed our technology to work with a wide variety of portable storage media. Our product applications support a variety of storage media with capacities ranging from 16 Megabytes ("MB") to 80 Gigabytes ("GB") in portable storage formats widely available from various vendors.

      We believe these portable storage formats are complicated to use and generally require a sophisticated interface and file system. A file system is a software driver used to make portable memory components more closely emulate a traditional disk drive and allow an understood mechanism for rapidly storing and retrieving data with the minimal overhead allowed in a portable device. Portable storage formats may also require the use of sophisticated power management systems to maximize battery life in portable devices, and additionally may require robust software interfaces with personal computing platforms for consumers' ease of use in exchanging data files (consisting of music, pictures, movies, voice recordings, text documents, spreadsheets, or other data) with their personal computers.

      Our MicroOS operating system for storage management and experience in a variety of portable products are key factors in marketing our services and solutions to business customers. We also believe we have a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices.

Our Business Strategy

      We are currently focusing development, sales, marketing, and support efforts chiefly on platform and product development opportunities for customers in portable digital entertainment device markets. Our objective is to have our DVAP products play a major role in the IFE and other related markets.

      In addition to offering our eVU product and custom variations of this DVAP product to customers, we also are available to provide customers a total solution from product design through development, manufacturing, delivery, and support. We actively seek licensing, private label, and business customer opportunities in the digital video and audio processing markets. Our efforts include:

      1.Expanding our business by developing custom products for customers - We seek to expand our business through sales and marketing targeted at obtaining additional product development opportunities with existing customers and new business customers.

      2.Developing brand name recognition with business customers - This strategy is being pursued through participation in industry alliances, trade show participation, professional articles and attaching our name along with customer products to the greatest extent possible.

      3.Expanding the technology base through continued enhancements of our technologies and application - We develop in-house proprietary designs, products, features or technologies that may be private labeled or licensed to one or more business customers. Our engineering team continues to enhance and update MicroOSTM and related technology. We also devote resources to expanding our technology to new applications. In addition to supporting music, voice, and video processing, we believe our technology may have applications in a wide range of products.

      4.Leverage strategic industry relationships - We have established and maintain important strategic industry relationships and associations with a number of related companies. We seek to leverage these relationships to offer better technology integration and solutions to our business customers and to maximize subtle but valuable marketing and co-promotion opportunities.

Customers

      Our revenues result from the sale of products, product royalties, fees from engineering services, order fulfillment, technical support services, warranty services and/or design services. In some cases, we rely on outside subcontractors to perform services including manufacturing, testing and certification, industrial design, and assembly.

      We expect our revenues in fiscal 2007 to come primarily from new customers of our eVU product. We currently have revenue-producing contracts or revenue-producing licensing and marketing arrangements with the following customers:

      APS/Wencor - We licensed our DVAP technology to APS and customized it for use in their branded portable IFE device known as the digEplayers 5500(TM) for Alaska Airlines. This portable IFE product has since and continues to be marketed and sold to other airlines by APS (now known as digEcor, Inc.). We have provided product to APS (digEcor) pursuant to license and supply agreement. There is no assurance we will obtain any future revenues from APS (digEcor)/Wencor due to the disputes and litigation described elsewhere herein. See "Prospectus Summary - Recent Developments."

      Bang & Olufsen - We licensed technology to Bang & Olufsen for use in their branded digital audio player products. The first product developed under our licensing agreement (the BeoSound 2 portable MP3 player) reached the retail market in June 2002. Bang & Olufsen sells their branded products, including the BeoSound 2, through exclusive retail stores worldwide.

      Other Customers

      We offer developers of electronic products a portfolio of services within the broad categories of design services, development services, manufacturing services, and customer service. We seek and have discussions with a variety of prospective customers on new electronic products. We also make improvements to our existing DVAP and other technologies using our own resources to attract new customers. Our revenue has been, and is expected to be, derived from a combination of fees from licensing, engineering services, manufacturing services, warranty services, industrial design services, technical support services and unit royalty payments.

Strategic Relationships & Associations

      Companies with related but not competing technologies have agreed to license our technologies and/or designs. To varying degrees, these strategic partners promote and market our work with their own. They may, from time to time, refer customers to us. With these strategic partners, we may collaborate on projects where both partners could benefit.

      We also rely on certain partners and/or vendors for their contributions to our product designs and we may purchase or license components or technologies from them. These partners may also promote or display our products or designs at industry trade shows or in their advertising. We believe these partners add value to our services and help generate industry goodwill that can result in increased business.

Manufacturing and Distribution

      We have nonexclusive relationships with manufacturers with facilities in Asia. These manufacturers either have performed or are qualified to perform manufacturing, assembly, and related services for our customers and licensees. We have expertise in developing, performing and overseeing manufacturing processes. We offer technology transfer, manufacturing supervision, documentation, and quality control services to our customers.

      We purchase our primary components from two manufacturers accounting for 74% and 13% of total purchases for fiscal year 2006. For fiscal 2005 one manufacturer accounted for 92% of total purchases and for fiscal 2004 purchases from two manufacturers accounted for 19% and 14%. These manufacturers purchase major electronic components from a limited number of suppliers.

      In November 2005, in the normal course of our business, we placed a purchase order for 1,250 digEplayers with our contract manufacturer, Maycom. Maycom was paid progress payments with final payments made in full for the order by e.Digital and directly by our customer, digEcor in March, 2006. In March 2006 we announced that we had became aware of information indicating that Maycom may be unwilling or unable to complete the November 2005 purchase order for product intended for delivery to digEcor. We are working to resolve this material supply interruption and the significant impact it has on our operations. See discussions related to this issue and digEcor elsewhere in this Annual Report. See "Prospectus Summary - Recent Developments."

      We have developed a domestic manufacturing source for our eVU product and believe we can deliver product timely to future customers. The loss of a manufacturer or the disruption in supply from the manufacturer or in the supply of components by their suppliers could have a material adverse effect on our financial condition, results of operations and cash flows.

Marketing and Sales

      Business customers' technology marketing and sales are performed internally, primarily by our Vice President of Business Development and our President/Chief Technical Officer and various technical personnel who are involved in the sales process. Targeted customers include digital video device developers and users, major electronic product manufacturers, PC manufacturers and automotive audio/video manufacturers.

      We primarily market our services through our strategic and industry relationships and technical articles in trade and business journals. We also participate in industry trade shows, either directly or in conjunction with customers and/or strategic partners. In the last twelve months we have devoted significant resources to creating enhanced marketing materials that supplement custom marketing presentations to key prospects. We may in the future employ limited and selected advertising in targeted industry publications.

      Sales to one major customer comprised approximately 94% of revenues in fiscal year 2006 [2005- one customer comprised 96%] and [2004 - three customers comprised 36%, 26% and 11%]. Historically, our revenues have relied on a few major customers. There is no assurance we will obtain any revenues from this customer in fiscal 2007. The loss of any customer could have a material adverse effect on our financial condition, results of operations and cash flows.

      Our backlog fluctuates due to the timing of large orders and other factors. Our products are manufactured with lead times of generally less than three months. Our backlog at March 31, 2006 was nil (excluding the uncompleted digEcor order described herein), at March 31, 2005 was $0.6 million and 2004 was nil. Accordingly, the amount of order backlog does not indicate future sales trends.

Research and Development Costs

      For the years ended March 31, 2006, 2005 and 2004, we spent $1,337,568, $1,515,238 and $1,531,177, respectively, on research and development. We anticipate that we will continue to devote substantial resources to research and development activities. In fiscal 2006, 2005 and 2004, approximately nil, $122,613 and $292,607 of total research and development revenue was recognized from the company's research and development contracts. The related costs were included in cost of services.

Intellectual Property

      We have five issued U.S. patents covering our MicroOSTM file management software and certain technology related to portable digital devices. Our software is also protected by copyrights. We rely primarily on a combination of patents, copyright and trade secret protection together with licensing arrangements and nondisclosure and confidentiality agreements to establish and protect our proprietary rights.

      We have designed and developed proprietary hardware encryption technology for content protection. This technology has been used in the digEplayer and eVU products and has been tested and approved by major Hollywood movie studios. We currently have a patent application pending with the U.S. Patent Office for this technology.

      The patent position of any item for which we have filed a patent application is uncertain and may involve complex legal and factual issues. Although we are currently pursuing trademark applications with the U.S. Patent and Trademark Office and also have filed certain U.S. and international patent applications, we do not know whether any of these applications will result in the issuance of patents or trademarks, or, for any patents already issued or issued in the future, whether they will provide significant proprietary protection or will be circumvented or invalidated. Additionally, since an issued patent does not guarantee the right to practice the claimed invention, there can be no assurance others will not obtain patents that we would need to license or design around in order to practice our patented technologies, or that licenses that might be required would be available on reasonable terms. Further there can be no assurance that any unpatented manufacture, use, or sale of our technology or products will not infringe on patents or proprietary rights of others. We have made reasonable efforts in the design and development of our products not to infringe on other known patents.

      We also rely on trade secret laws for protection of our intellectual property, but there can be no assurance others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can protect our rights to unpatented trade secrets.

      We have also filed a number of trademark applications with the U.S. Patent and Trademark Office. We have received notification of allowance from the United States Patent Office for use of e.Digital(TM), MicroOS(TM), Smart Solutions for a Digital World (Service Mark), VoiceNav(R), Music Explorer(R), MXP(TM), Flashback(R), Hold That Thought(R), Fumble Free(R) and SoundClip(R) as registered trade names. We intend to make every reasonable effort to protect our proprietary rights to make it difficult for competitors to market equivalent competing products without being required to conduct the same lengthy testing and development conducted by us and not to use any of our innovative and novel solutions to overcome the many technical obstacles involved in developing portable devices using Flash and other portable storage formats.

Competition

      Many electronic firms and prospective business customers have in-house design and development teams. There are also a large number of electronic engineering and development firms in the U.S. and worldwide that offer design, development and manufacturing services competitive to the services we offer. Many of these firms have larger staffs and greater financial resources than we do.

      Many large manufacturers currently market various forms of component or handheld digital video players, including Panasonic, Sony, Samsung, Hitachi, RCA, Audiovox, Philips, Daewoo, General Electric, and Toshiba. Other manufacturers may announce products in the future. Although we are early adopters of the DivX video compression technology, there can be no assurance that other manufacturers will not create and introduce competing products also incorporating this video compression technology.

      Competition in the IFE industry comes from portable DVD hardware manufactured by companies such as Sony, Samsung, Panasonic, or Audiovox, who may sell such products to travelers or airlines. Innovative Media Solutions (IMS) offers a portable PC laptop-based IFE product used on several airlines. The airline industry may also continue to opt for embedded IFE systems. Motion picture studios or others could contract competing hardware developers to create new portable products for the IFE industry. Although our system was designed as an IFE device and has unique features and the support of content providers, there can be no assurance that other manufacturers will not create and introduce new competing portable IFE products.

      Barriers to entry by new competitors are not significant and new competitors in consumer electronics are continually commencing operations. The technology of electronics and electronic components, features and capabilities is also rapidly changing, in many cases causing rapid obsolescence of existing products and technologies.

      We believe we have developed a leading low-level real time operating system and comprehensive file management system capable of customization for individual customer requirements. Other companies offering file management systems include M-Systems Flash Disk Pioneers Ltd., Intel Corporation, Digital5 Inc., PortalPlayer Inc., I/O Magic, and Datalight Inc. In addition to licensing file management systems, some companies develop their own file management systems for a particular product, either in total or by adapting from one of the competitive vendors. While this self-development is common in simple memory management devices, we offer a system attractive for more complex applications. Our technology will compete with other solutions; however, we will focus on markets requiring advanced features and a robust file management system. Although we were successful in competing against other systems in our selection by Bang & Olufsen, APS, and others, there is no assurance we can continue to compete against other providers of digital recording solutions, many of whom have substantially greater resources.

      Our technology focuses on digital applications. Accordingly, competition for our technology includes analog tape solutions, traditional dictation equipment, and traditional CD or DVD recording and playback equipment. Our business customers and we therefore, compete with a wide range of consumer and business product suppliers producing a wide variety of products and solutions. The electronics product market is highly competitive with many large international companies competing for the consumer and business markets.

      We believe our existing know-how, contracts, patents, copyrights, trade secrets and potential future patents and copyrights, will be significant in enabling us to compete successfully in the field of portable digital entertainment products and systems.

Seasonality

      Although our business is not seasonal in the traditional sense, production is usually lower in the first quarter of the calendar year as foreign manufacturing plants typically are closed for a period from shortly before the year-end holiday season until early February.

Employees

      As of June 16, 2006, we employed approximately fifteen full-time employees and one part-time employee of whom three were in production and testing, eight were in research, development and engineering, three were in sales, general and administrative and two are executive officers. None of our employees are represented by a labor union, and we are not aware of any current efforts to unionize the employees. Management considers the relationship between the company and its employees to be good.

      We also engage consultants or lease engineering personnel on a temporary basis from time to time and use other outside consultants for various services.

Environmental Compliance

      Our operations are subject to various foreign, federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters and there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure or injury or claims of injury by employees or the public. Some risk of costs and liabilities related to these matters are inherent in our business, as with many similar businesses. Management believes its business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on our operations. In the event of violation, these requirements provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted which could adversely affect our operations.

                                   MANAGEMENT

Directors, Executive Officers and Significant Employees

      The following table sets forth certain information with respect to each director, executive officer and key employee of e.Digital Corporation, as follows:

Name               Age   Position
----               ---   --------
Alex Diaz           41   Chairman of the Board and Director
William Blakeley    50   President and  Chief Technical Officer
Robert Putnam       47   Senior Vice President, Interim Chief Accounting
                           Officer, Secretary and Director
Allen Cocumelli     53   Director
Renee Warden        42   Director

Biographical Information

      Alex Diaz - Mr. Diaz joined the Board in July 2002 and was appointed Chairman in November 2002. Mr. Diaz is Executive Vice President of Califormula Radio Group in San Diego, where he oversees the wide area network (WAN) linking audio, production studios, and transmitter sites, all of which he designed. He also established a Web presence for several of Califormula's San Diego radio stations, including Jammin' Z90, Radio Latina, and classical music station XLNC1. Before joining Califormula, Mr. Diaz worked at Radio Computing Services in New York. Mr. Diaz holds bachelor's degrees in mathematics and computer science from the University of California in San Diego.

      William Blakeley -Mr. Blakely was appointed President and Chief Technical Officer in November 2005. Mr. Blakeley has served as a Principal Systems Engineer and Manager for Northrop Grumman Radio Systems since August 2002. Mr. Blakeley also served as an independent consultant (program management) for two venture backed start ups from January 2002 until August 2002. He also served as Vice President of Engineering for Aegis Broadband Inc. from January 1999 until January 2002. He has also served as President of SDCOMM Technologies, Inc. from 1997 to 1999. From 1988 to 1997, Mr. Blakeley held various management positions with Scientific Atlanta, Inc. Mr. Blakeley obtained a Bachelor of Science degree in Applied Mathematics from San Diego State University in 1983 and a Master of Science degree in electrical engineering from San Diego State University in 1988.

      Robert Putnam - Mr. Putnam was appointed Senior Vice President in April 1993. He was appointed a Director of e.Digital Corporation in 1995. In May 2005, Mr. Putnam assumed the additional responsibilities of Interim Chief Accounting Officer and Corporate Secretary. Mr. Putnam served as Secretary of e.Digital Corporation from March 1998 until December 2001. He served as a Director of American Technology Corporation ("ATC") from 1984 to September 1997 and served as Secretary/Treasurer until February 1994, President and Chief Executive Officer from February 1994 to September 1997 and currently serves as investor relations of ATC. He also served as Secretary/Treasurer of Patriot Scientific ("Patriot") from 1989 to 2000 and from 1989 to March 1998 was a Director of Patriot. Mr. Putnam obtained a B.A. degree in mass communications/advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the company, approximately twenty hours per week.

      Allen Cocumelli - Mr. Cocumelli was appointed to the Board of Directors on August 25, 1999 and served as Chairman of the Board from April 2000 until November 2002. Mr. Cocumelli has been General Counsel of Simple Network Communications Inc. ("Simplenet") since 1996 and Chief Operating Officer of Simplenet since November 1997. Prior to joining Simplenet, Mr. Cocumelli was in the private practice of law. From 1978 to 1986 Mr. Cocumelli served as a manager in the Components Manufacturing Group and as Director of Corporate Training and Development at Intel. Mr. Cocumelli obtained a B.S. degree in Industrial Psychology from the University of California, Los Angeles in 1972 and a J.D. from Thomas Jefferson University in 1991. Mr. Cocumelli is a member of the California Bar Association.

      Renee Warden - Ms. Warden was appointed to the Board of Directors on August 4, 2005. Ms. Warden was Vice President and Controller for Kintera, Inc. from May 2005 to May 2006. Prior to joining Kintera, Inc., Ms. Warden was an executive officer of e.Digital Corporation. Ms. Warden joined e.Digital Corporation in 1991 as Accounting Manager. In 1997 Ms. Warden was appointed Controller and Corporate Secretary for e.Digital Corporation and in 2003 was promoted to Chief Accounting Officer and Secretary until May 2005. From 1993 to 2003 Ms. Warden also held the positions of Chief Accounting Officer, Secretary and Director of Human Resources for ATC. Ms. Warden obtained a B.S. degree in business accounting from the University of Phoenix in 1999.

Board of Directors - Overview

      The Company's bylaws state that the Board of Directors shall consist of not less than four nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at five. The terms of all directors will expire at the next annual meeting of our company's stockholders, or when their successors are elected and qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the Board of Directors. There are no arrangements or understandings between our company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee. There are no other persons whose activities are material or are expected to be material to our company's affairs.

      The Board of Directors met five times during fiscal 2006 and acted by unanimous written consent four times. During such fiscal year, each Board member attended 100% of the meetings of the Board held during the period for which he was a director.

Board of Directors - Committees

      The Company has an Audit Committee and a Compensation Committee.

      Audit Committee. The Audit Committee, currently consisting of Ms. Warden and Messrs. Diaz and Putnam, reviews the audit and control functions of e.Digital Corporation, e.Digital Corporation's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by our company's auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management and management's response thereto. The Audit Committee was designated on June 7, 2000 and held four meetings during the fiscal year ended March 31, 2006.

      Compensation Committee. The Compensation Committee is currently comprised of two non-employee Board members, Allen Cocumelli and Alex Diaz. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and prerequisites of our company's executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers such plans. No executive officer of our company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our company's Board of Directors or Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended March 31, 2006.

Board of Directors - Audit Committee Financial Expert

      The Company has a standing Audit Committee that includes the following three members of the Board of Directors: Renee Warden, Alex Diaz and Robert Putnam. Ms. Warden has been designated as the "Audit Committee Financial Expert," as defined by Regulation S-K, although as a former executive officer of the company she is not or an "independent" director, as defined under the NASDAQ National Stock Market rules and Rule 10A-3 of the Securities Exchange Act of 1934.

Board of Directors - Compensation

      Stock Options - Directors have received in the past and may receive in the future stock options pursuant to our company's stock option plans.

      Standard Compensation - Our company has no other arrangements to pay any direct or indirect remuneration to any of our directors in their capacity as directors other than in the form of reimbursement of expenses for attending directors' or committee meetings.

                             EXECUTIVE COMPENSATION

      The following table sets forth for the years ended March 31, 2006, 2005 and 2004, the cash compensation of Mr. William Blakeley, current President and Chief Technical Officer, Mr. Atul Anandpura,, former President and Chief Executive Officer and Mr. Alfred H. Falk, former President and Chief Executive Officer (collectively, the "Named Executive Officers"). No other persons served as Executive Officer of e.Digital Corporation during the fiscal year ended March 31, 2006 and received total compensation in excess of $100,000.

                           Summary Compensation Table

                                                                       Long Term
                                                      Compensation     Compensation
                                 Fiscal   Annual   -----------------     Options       All Other
Name and Principal Position       Year    Salary    Bonus   Other(1)  (# of Shares)  Compensation
---------------------------      ------  --------  -------  --------  -------------  ------------
William Blakeley, President and   2006   $ 42,023  $   -0-   $  -0-       1,750,000           -0-
  Chief Technical                 2005   $    -0-  $   -0-   $  -0-             -0-           -0-
  Officer                         2004   $    -0-  $   -0-   $  -0-             -0-           -0-
Atul Anandpura, President and     2006   $ 70,983  $   -0-   $  -0-    -0-1,000,000           -0-
  Chief Executive                 2005   $162,612  $   -0-   $  -0-         350,000           -0-
  Officer(2)                      2004   $141,750  $   -0-   $  -0-                           -0-
                                                                  -
Alfred H. Falk, President and     2006   $155,000  $   -0-   $  -0-         750,000           -0-
  Chief Executive                 2005   $155,000  $   -0-   $2,215         400,000           -0-
  Officer(3)                      2004   $155,000  $35,000   $9,600         400,000           -0-

(1) Auto allowance.
(2) Mr. Anandpura resigned as President and Chief Executive Officer and as a director effective October 26, 2005.
(3) Mr. Falk resigned as President and Chief Executive Officer and as a director effective July 1, 2004. Mr. Falk continues to be employed by our company as Vice President of Business Development.

Option Grants

      Shown below is further information on grants of stock options to the Named Executive Officers reflected in the Summary Compensation Table shown above.

Option Grants for Fiscal Year Ended March 31, 2006

                    Number of                                                              Potential Realizable Value at
                    Securities                                                             Assumed Annual Rates of Stock
                    Underlying  Percent of Total Options                                           Appreciation
                     Options     Granted to Employees in                                   -----------------------------
       Name          Granted           Fiscal Year        Exercise Price  Expiration Date      5%/$           10%/$
----------------  ------------  ------------------------  --------------  ---------------  ------------ ----------------
William Blakeley   1,500,000(2)                       20%         $ 0.09         11/14/10        37,298          82,419
                     250,000(3)                        3%         $0.145          3/31/11        10,015          22,131

Alfred H. Falk(1)   750,000 (3)                       10%         $0.145          3/31/11        30,046          66,393

(1) Mr. Falk resigned as President and Chief Executive Officer and as a director effective July 1, 2004. Mr. Falk continues to be employed by our company as Vice President of Business Development.
(2) These options vest 33% upon grant and quarterly thereafter over two years.
(3) These options vest 25% annually commencing on March 31 2006.

Aggregated Option Exercises and Fiscal Year-end Values

      The following table provides information on exercised and unexercised options of the Named Executive Officers at March 31, 2006:

Fiscal Year-End Option Values

                  Number of                     Number of Unexercised         Value of Unexercised
                   Shares                            Options at            In-the-Money Options at
                   Acquired                        March 31, 2006              March 31, 2006(1)
                      on                      --------------------------  --------------------------
Name               Exercise   Value Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
----               --------   --------------  -----------  -------------  -----------  -------------
William Blakeley   1,750,000         $54,063      562,500      1,187,500       30,313        60,938
Alfred H. Falk       750,000         $27,188      187,500        562,500          938         2,813

      (1) Based on the last sale price at the close of business on March 31, 2006 of $0.15.

      The Company has not awarded stock appreciation rights to any of its employees and has no long-term incentive plans, as that term is defined in Securities and Exchange Commission regulations. The Company has no defined benefit or actuarial plans covering any person.

Securities Authorized for Issuance under Equity Compensation Plans

      The following table sets forth information as of March 31, 2006, with respect to compensation plans (including individual compensation arrangements) under which equity securities of e.Digital Corporation are authorized for issuance, aggregated as follows:

                      Equity Compensation Plan Information

                                                                                        Number of securities
                                                                                       remaining available for
                               Number of securities to be  Weighted-average exercise    future issuance under
                                issued upon exercise of       price of outstanding    equity compensation plans
                                  outstanding options,       options, warrants and      (excluding securities
                                  warrants and rights                rights            reflected in column (a))
         Plan Category                    (a)                         (b)                        (c)
-----------------------------  --------------------------  -------------------------  -------------------------
Equity compensation plans
approved by security holders                   11,071,666                      $0.19                  2,810,000

Equity compensation plans not
approved by security holders                          N/A                        N/A                        N/A
                                               ----------                      -----                  ---------
Total                                          11,071,666                      $0.19                  2,810,000
                                               ==========                      =====                  =========

Employment Agreements

      All employees of e.Digital Corporation, including executive officers, are employees at-will.

                              CERTAIN TRANSACTIONS

      Conflicts of Interest. Certain conflicts of interest now exist and will continue to exist between e.Digital Corporation and its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. We have not established policies or procedures for the resolution of current or potential conflicts of interest between our company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our company's favor. The officers and directors are accountable to our company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling our company's affairs. Failure by them to conduct our company's business in its best interests may result in liability to them.

      Officer and director Robert Putnam also acts as Vice President, Investor Relations of ATC. The possibility exists that these other relationships could affect Mr. Putnam's independence as a director and/or officer of e.Digital Corporation. Mr. Putnam is obligated to perform his duties in good faith and to act in the best interest of our company and its stockholders, and any failure on his part to do so may constitute a breach of his fiduciary duties and expose such person to damages and other liability under applicable law. While the directors and officers are excluded from liability for certain actions, there is no assurance that Mr. Putnam would be excluded from liability or indemnified if he breached his loyalty to our company.

      Transactions with Management. None.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

      The following security ownership information is set forth, as of March 31, 2006, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of our company's outstanding common stock and with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table currently employed by e.Digital Corporation, and all current directors, nominees and executive officers as a group (five persons). Other than as set forth below, e.Digital Corporation is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of our company's common stock.

Name and Address                      Amount and Nature of   Percent   Title
  of Beneficial Owner                 Beneficial Ownership  of Class  of Class
---------------------                 --------------------  --------  --------
William Blakeley                               1,395,833(1)    *       Common
  13114 Evening Creek Dr. S.
  San Diego, CA 92127
Robert Putnam                                  2,229,167(2)    1.1%    Common
13114 Evening Creek Dr. S.
  San Diego, CA 92127
Allen Cocumelli                                  576,000(3)     *      Common
13114 Evening Creek Dr. S.
  San Diego, CA 92127
Alex Diaz                                        835,000(4)    *       Common
13114 Evening Creek Dr. S.
  San Diego, CA 92127
Renee Warden                                     350,000(5)    *       Common
13114 Evening Creek Dr. S.
  San Diego, CA 92127
All officers, directors and nominees
  as a group (5 persons)                       5,386,000(6)    2.6%    Common

   (1) Includes options exercisable within 60 days to purchase 1,020,833 shares.
   (2) Includes options and warrants exercisable within 60 days to purchase 479,167 shares and 625,000 shares issuable upon conversion of convertible debt..
   (3) Includes options exercisable within 60 days to purchase 575,000 shares.
   (4) Includes options exercisable within 60 days to purchase 475,000 shares.
   (5) Includes options exercisable within 60 days to purchase 350,000 shares.
   (6) Includes options and warrants exercisable within 60 days to purchase 2,900,000 shares and 625,000 shares issuable upon conversion of convertible debt. Excludes unvested options to purchase 2,250,000 shares.

----------
*  Less than 1%

Series D Preferred Stock

      The following security ownership information is set forth as of March 31, 2006, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of Series D Preferred Stock.

Name and Address                        Amount and Nature of    Percent       Title
of Beneficial Owner                   Beneficial Ownership(1)  of Class      of Class
---------------------                 -----------------------  --------  ---------------
Jerry E. Polis Family Trust                         85,000(2)        89% Series D
  980 American Pacific Dr.  Ste. 111                                     Preferred Stock
  Henderson, NV 89014
Eric Polis                                           5,000(3)         5% Series D
  980 American Pacific Dr.  Ste. 111                                     Preferred Stock
  Henderson, NV 89014
Palermo Trust                                        6,000(4)         6% Series D
  8617 Canyon View Dr.                                                   Preferred Stock
  Las Vegas, NV 89117

----------
   (1) Represents number of shares of Series D Preferred Stock, held as of March 31, 2006. At such date an aggregate of 96,000 shares of Series D Preferred Stock were issued and outstanding convertible into an aggregate of 16,679,014 shares of common stock subject to a 4.999% conversion limitation.
   (2) Jerry E. Polis is Trustee and believed by our company to have sole voting and investment power with respect to the Series D Preferred Stock held.
   (3) Eric Polis is believed by our company to have sole voting and investment power with respect to the Series D Preferred Stock held.
   (4) James A. Barnes is Trustee and believed by our company to share voting and investment power with his spouse respect to the Series D Preferred Stock held.

Series EE Preferred Stock

The following security ownership information is set forth as of March 31, 2006, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of Series EE Preferred Stock.

Name and Address               Amount and Nature of     Percent       Title
of Beneficial Owner           Beneficial Ownership(1)  of Class      of Class
----------------------------  -----------------------  --------  ---------------
Basso Multi-Strategy                          1,950(2)       78% Series EE
  Holding Fund Ltd.                                              Preferred Stock
c/o DKR Capital Partners, LP
1281 East Main St.
Stamford, CT 06902

Basso Private Opportunity                       550(3)       22% Series EE
  Holding Fund Ltd.                                              Preferred Stock
c/o DKR Capital Partners, LP
1281 East Main St.
Stamford, CT 06902

----------
   (1) Represents number of shares of Series EE Preferred Stock, held as of March 31, 2006. At such date an aggregate of 2,500 shares of Series EE Preferred Stock were issued and outstanding convertible into an aggregate of 3,466,781 shares of common stock.
   (2) DKR LP is registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to Basso Multi-Strategy Holding Fund, Ltd. DKR LP has retained Basso to act as the portfolio manager to the fund. As such DKR LP and Basso have shares dispositive and voting power over the securities. Howard Fischer is president of Basso and is named as authorized signatory.
   (3) DKR LP is registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to Basso Multi-Strategy Holding Fund, Ltd. DKR LP has retained Basso to act as the portfolio manager to the fund. As such DKR LP and Basso have shares dispositive and voting power over the securities. Howard Fischer is president of Basso and is named as authorized signatory.

                            DESCRIPTION OF SECURITIES

General

      The company is authorized to issue up to 300,000,000 shares of common stock, $001 par value, and 5,000,000 shares of preferred stock, $.001 par value, issuable in series. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws and amendments thereto, including the various Certificates of Designation of Preferences, Rights and Limitations filed from time-to-time, and by the provisions of applicable Delaware law.

      As of June 30, 2006, 100,000 shares of preferred stock have been designated as Series A Redeemable Convertible Preferred Stock, 300 shares of preferred stock have been designated as 7% Series B Convertible Preferred Stock, 400 shares of preferred stock have been designated as 7% Series C Convertible Preferred Stock, 250,000 shares of preferred stock have been designated as Series D Preferred Stock, 15,000 shares of preferred stock have been designated as 8% Series E Convertible Preferred Stock, 20,000 shares of preferred stock have been designated as 8% Series EE Convertible Preferred Stock. As of June 23, 2006, (i) 200,431,000 shares of common stock have been issued and are outstanding, (ii) all shares of Series A, B, C and E preferred stock have been fully converted and are no longer outstanding, (iii) 96,000 shares of Series D preferred stock remain outstanding and (iv) 2,500 shares of Series EE preferred stock remain outstanding.

Common Stock

      The holder of each share of common stock:

   o is entitled to one vote on all matters submitted to a vote of the stockholders of e.Digital Corporation, including the election of directors. There is no cumulative voting for directors;

   o does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the company; and

   o is entitled to receive such dividends as the Board of Directors may from time-to-time declare out of funds legally available for payment of dividends.

      No dividend may be paid on the common stock until all accumulated and unpaid dividends on the Series D and Series EE preferred stock have been paid. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution, subject to the liquidation preference of the Series D preferred stock (of $10.00 per share) and Series EE preferred stock (of $100.00 per share) and any unpaid and accumulated dividends on the Series D and Series EE preferred stock.

Series D Preferred Stock

      The holders of shares of Series D preferred stock:

   o have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., one share of series D preferred stock equals one-hundredth of a vote);

   o are entitled to vote on all matters submitted to the vote of the stockholders of e.Digital Corporation, including the election of directors; and

   o are entitled to an annual cumulative dividend of %12 per annum, payable when, as and if declared by the Board of Directors.

      As of June 30, 2006, there are 96,000 shares (stated value of $10 per preferred share) of Series D preferred stock outstanding convertible into approximately 16,821,041 shares of common stock. The Series D preferred stock is subject to automatic conversion on or about December 31, 2007.

Series EE Preferred Stock

      The holders of shares of Series EE preferred stock:

   o have no right to vote, except as required by law; provided, however, so long as any shares of Series EE preferred stock are outstanding, the company may not, without the affirmative vote of a majority of the shares of Series EE preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the preferred stock or alter or amend the Series EE Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series EE preferred stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Series EE preferred stockholders, (d) increase the authorized number of shares of Series EE preferred stock, or (e) enter into any agreement with respect to the foregoing;

   o shall be entitled to receive out of funds legally available for payment of dividends cumulative dividends at the rate per share (as a percentage of the $100 stated value per share) of 8% per annum, payable on each Conversion Date (as defined herein) for such share, in cash or by accretion of the stated value (the decision to accrete dividends to the stated value or to pay for dividends in cash generally being at the discretion of the company); and

   o shall be entitled to convert the stated dollar amount of Series EE preferred stock into fully paid and nonassessable shares of common stock at a conversion price currently equal to $0.08 per share.

      As of June 30, 2006, there are 2,500 shares (stated value of $100 per preferred share) of Series EE preferred stock outstanding convertible into approximately 3,495,138 shares of common stock. The Series EE preferred stock is subject to automatic conversion on or about November 18, 2006

15% Unsecured Promissory Note

      On December 11, 2002, we issued a 15% Unsecured Promissory Note for cash proceeds of $750,000 from an unrelated corporation. On January 31, 2005, the 15% Unsecured Promissory Note was amended to extend the maturity date to September 30, 2006, and further amended on July 25, 2006 to extend the maturity date to December 31, 2006 when principal and interest will be payable. Accrued interest on the note at March 31, 2006 was $140,625. On January 31, 2005, we paid cash interest of $8,500 and issued to the noteholder a secondary 15% Unsecured Promissory Note for accrued interest of $150,000. The secondary 15% Unsecured Promissory Note also was amended on July 25, 2006 to extend the maturity date to December 31, 2006. Principal and interest on the secondary 15% Unsecured Promissory Note is payable in monthly installments of $5,000 with the balance due at maturity.

12% Convertible Subordinated Promissory Notes

      In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005. The purchasers, in connection therewith, were granted warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.25 per share, exercisable until December 31, 2007. The estimated fair market value of these warrants at issuance was $232,186 and was recorded as a deferred financing charge related to the 12% Subordinated Promissory Notes as a cost of issuing the warrants charged to Additional Paid in Capital. The deferred financing charge was amortized over the original term of the 12% Subordinated Promissory Notes. On June 30, 2005, the 12% Subordinated Promissory Notes and warrants were modified by extending the maturity date of the CSP Notes from July 1, 2005 to December 31, 2005 and by reducing the purchase price of each warrant share purchasable under the warrant from $0.25 to $0.19. Due to the modification of these warrants, our company recorded additional debt discount of $120,062 on the 12% Subordinated Promissory Notes.

      In October 2005, the 12% Subordinated Promissory Notes were modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000. As of February 15, 2006, all $500,000 of additional notes were sold. Noteholders acquiring 12% Subordinated Promissory Notes on or after October 26, 2005 are entitled to receive a royalty equal to (i) the principal of the 12% Subordinated Promissory Note purchased divided by (ii) $500,000 (or the aggregate principal of the additional 12% Subordinated Promissory Notes sold) (the "Additional Notes") multiplied by (iii) Twenty Dollars ($20.00) for each entertainment device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount is convertible at $0.19 per common share, subject to anti-dilution adjustments if our company makes certain issuances of stock at a lower price. On February 24, 2006, the conversion price on $1,500,000 of our 12% Subordinated Promissory Notes adjusted from $0.19 per share to $0.08 per share.

Authorized but Unissued Capital Stock

      Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future offerings, to raise additional capital or to facilitate acquisitions.

      One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at higher than prevailing market prices.

Options

      As of June 30, 2006, options to purchase a total of 11,046,666 shares of common stock were outstanding pursuant to the Company's stock option plans. The total number of shares of common stock that may be subject to the granting of options under the 2005 Equity-Based Compensation Plan is equal to 10,000,000 shares of common stock of which 2,810,000 were available for grant at June 30, 2006.

Certain Provisions of Our Certificate of Incorporation and Bylaws

      Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our bylaws by the holders of at least a majority of the voting power of all outstanding voting stock.

      Special Stockholders' Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board, the chairman of the board or the president, and shall be called at the written request of holders of shares of outstanding stock with 10% or more of the voting power of all outstanding voting stock.

      Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our bylaws provide that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum, or by our stockholders.

      Limitation of liability of directors. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

   o for any breach of the director's duty of loyalty to us or our stockholders;
   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;
   o for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and
   o for any transaction from which the director derived an improper personal benefit.

      The effect of these provisions is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

      Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the majority of members of the board of directors. These provisions may preclude stockholders from bringing matters before a stockholders' meeting or from making nominations for directors at a stockholders' meeting.

      No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Delaware Anti-Takeover Law

      We have not opted out of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder, absent certain circumstances described in Section 203.

Shares Eligible for Future Sale

      As of June 30, 2006, 200,431,000 shares of common stock have been issued and are outstanding. If all of the shares being registered in this Prospectus underlying Series EE preferred stock and common stock purchase warrants are issued, we will have 276,844,632 shares issued and outstanding. Of these shares, all 39,965,576 shares registered in this offering will be freely tradable without restriction or further registration un the Securities Act of 1933, unless such shares are purchases by "affiliates" as that term is defined in Rule 144 un the Securities Act of 1933. As of June 30, 2006, approximately 20,393,890 shares are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

      Rule 144. In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of our company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

   o 1% of the number of shares of common stock then outstanding (approximately 2,004,310 shares) as of June 30, 2006; or
   o the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

      Rule 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      No prediction can be made as to the effect, if any that market sales of the company's common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the company's common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities.

      Form S-8. On July 27, 2006, we filed a Registration Statement on Form S-8 to register a total of 10,000,000 shares underlying our 2005 Equity-Based Compensation Plan. All of such shares are available for resale outside the provisions of Rule 144 (subject to our officers and directors still being subject to Rule 144 volume limitations for Form S-8 resales).

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 E. 4800 South, Suite 100, Salt Lake City, Utah 84117-5126.

                                  LEGAL MATTERS

      The validity of the securities offered will be passed on for the company by McConnell, Dunning & Barwick LLP, Aliso Viejo, California.

                                     EXPERTS

      The consolidated financial statements of e.Digital Corporation and subsidiary at March 31, 2004, 2005 and 2006 appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of Singer Lewak Greenbaum & Goldstein LLP, as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, such information may be accessed electronically at the Securities and Exchange Commission's web site on the Internet at www.sec.gov.

      This Prospectus is part of a larger registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of e.Digital Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

REPORT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM                                            F-2

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND SUBSIDIARY

  CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2006 AND 2005                  F-3

  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
  MARCH 31, 2006, 2005 AND 2004                                              F-4

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED
  MARCH 31, 2006, 2005 AND 2004                                              F-5

  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
  MARCH 31, 2006, 2005 AND 2004                                              F-6

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 F-7

REPORT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FINANCIAL STATEMENT SCHEDULE              F-24

  SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS                           F-25

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

We have audited the consolidated balance sheets of e.Digital Corporation and subsidiary (the "Company") as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, and its total liabilities exceeds its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP
-------------------------------------------

Santa Ana, CA
June 28, 2006
e.Digital Corporation and subsidiary

                           CONSOLIDATED BALANCE SHEETS
          [See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,                                                             2006          2005
                                                                              $             $
                                                                         -----------   -----------
ASSETS
Current
Cash and cash equivalents                                                  1,058,723     1,289,253
Accounts receivable, trade                                                     2,670        52,841
Deposits and prepaid expenses                                                 31,667       505,353
                                                                         -----------   -----------
Total current assets                                                       1,093,060     1,847,447
                                                                         -----------   -----------
Property and equipment, net of accumulated depreciation of $593,266
  and $529,772, respectively.                                                 62,508       126,002
                                                                         -----------   -----------
    Total assets                                                           1,155,568     1,973,449
                                                                         ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable, trade                                                      261,196       521,347
Other accounts payable and accrued liabilities                               107,145        83,295
Accrued lease liability                                                      515,000       515,000
Accrued employee benefits                                                    117,108       134,442
Dividends                                                                    402,305       352,044
Deferred revenue                                                                  --        46,888
Customer deposits                                                            793,750       707,250
Convertible subordinated promissory notes, less $1,103,031 and $58,045
    for unamortized debt discount, respectively                              396,969       941,955
Unsecured promissory notes, short term                                     1,015,954        35,000
                                                                         -----------   -----------
    Total current liabilities                                              3,609,427     3,337,221
                                                                         -----------   -----------
Deferred revenue                                                                  --         6,942
Unsecured promissory note                                                         --       889,855
                                                                         -----------   -----------
    Total liabilities                                                      3,609,427     4,234,018
                                                                         -----------   -----------
Commitments and Contingencies
Stockholders' deficit
Preferred stock, $10.00 stated value; 5,000,000 shares authorized
Series D Convertible Preferred stock 250,000 shares designated: 96,000 and 115,000 issued and outstanding, respectively.
  Liquidation preference of $1,334,321 and $1,465,100, respectively.         960,000     1,150,000
Series EE Convertible and Redeemable Preferred stock 20,000 shares designated: 2,500 and 12,500 issued and outstanding, respectively.
  Liquidation preference of $277,342 and $1,286,944 respectively             250,000     1,250,000
Common stock, $0.001 par value, authorized 300,000,000, 200,431,000
  and 170,493,385 shares outstanding, respectively                           200,431       170,494
Additional paid-in capital                                                73,710,110    67,475,009
Dividends                                                                   (402,305)     (352,044)
Accumulated deficit                                                      (77,172,095)  (71,954,029)
                                                                         -----------   -----------
Total stockholders' deficit                                               (2,453,859)   (2,260,569)
                                                                         -----------   -----------
Total liabilities and stockholders' deficit                                1,155,568     1,973,449
                                                                         ===========   ===========

See accompanying notes
e.Digital Corporation and subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS
          [See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,                                               2006          2005          2004
                                                                $             $             $
                                                           -----------   -----------   -----------
Revenues:
  Products                                                   3,174,730     4,002,212     2,686,894
  Services                                                      75,761       250,175       731,286
                                                           -----------   -----------   -----------
                                                             3,250,491     4,252,387     3,418,180
                                                           -----------   -----------   -----------
Cost of revenues:
  Products                                                   2,643,034     3,149,357     2,438,683
  Services                                                       4,875       105,795       290,100
  Impairment of deposits and other                             488,611            --            --
                                                           -----------   -----------   -----------
                                                             3,136,520     3,255,152     2,728,783
                                                           -----------   -----------   -----------
Gross profit                                                   113,971       997,235       689,397
                                                           -----------   -----------   -----------
Operating expenses:
  Selling and administrative                                 1,317,859     1,517,619     1,486,620
  Research and related expenditures                          1,337,568     1,515,238     1,531,177
                                                           -----------   -----------   -----------
      Total operating expenses                               2,655,427     3,032,857     3,017,797
                                                           -----------   -----------   -----------
Operating loss                                              (2,541,456)   (2,035,622)   (2,328,400)
Other income (expense):
  Interest income                                                9,062         3,785           424
  Loss on disposal of asset                                         --            --       (66,346)
  Interest expense                                            (573,500)     (384,040)     (121,698)
  Other                                                           (787)         (936)         (323)
                                                           -----------   -----------   -----------
      Other income (expense)                                  (565,225)     (381,191)     (187,943)
Loss and comprehensive loss for the period                  (3,106,681)   (2,416,813)   (2,516,343)
Imputed deemed dividends on Series E Preferred Stock                --            --      (693,615)
Imputed deemed dividends on Series EE Preferred Stock               --    (1,100,611)           --
Additional deemed dividends on conversion repricing of
  Series D and EE Preferred Stock                           (1,999,951)           --            --
Accrued dividends on the Series D and EE Preferred Stock      (161,695)     (225,588)     (258,827)
                                                           -----------   -----------   -----------
Loss attributable to common stockholders                    (5,268,327)   (3,743,012)   (3,468,785)
                                                           ===========   ===========   ===========
Loss per common share - basic and diluted                        (0.03)        (0.02)        (0.02)
                                                           ===========   ===========   ===========
Weighted average common shares outstanding                 177,472,037   165,525,386   155,100,330
                                                           ===========   ===========   ===========

See accompanying notes
e.Digital Corporation and subsidiary

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY [See Note 1 - Nature of Operations and Basis of Presentation]

                                                                           Common stock        Additional
                                                           Preferred   ---------------------     paid-in                Accumulated
                                                             stock        Shares      Amount     capital    Dividends     deficit
                                                          ----------   -----------   -------   ----------   ---------   -----------
Balance, March 31, 2003                                    2,050,000   147,604,343   147,605   61,022,460     (61,500)  (65,032,792)
                                                          ----------   -----------   -------   ----------    --------   -----------
Shares issued for cash                                            --     4,913,160     4,913      928,587          --            --
Stock issued on exercise of stock options                         --     1,019,838     1,020      151,305          --            --
Stock issued on exercise of warrants                              --       808,788       809       71,131          --            19
Shares issued for debt                                            --     1,052,632     1,053      198,946          --            --
Shares issued to vendors                                          --       195,913       196       49,067          --            --
Shares issued for conversion of Series E preferred
  stock                                                     (400,200)    1,183,073     1,183      407,519       8,502        (8,502)
Shares issued for conversion of Series D preferred
  stock                                                     (600,000)    3,500,121     3,500      661,528      65,028       (65,028)
Value assigned to 250,000 restricted shares of common
  stock issued to vendor                                          --       250,000       250      132,250          --            --
Beneficial conversion feature on Series E preferred
  stock                                                           --            --        --      693,615          --      (693,615)
Issuance of Series E preferred stock                       1,262,250            --        --           --          --            --
Accrued dividends on the Series D preferred stock                 --            --        --           --    (224,412)           --
Accrued dividends on the Series E preferred stock                 --            --        --           --     (34,416)           --
Loss for the year                                                 --            --        --           --          --    (2,516,343)
                                                          ----------   -----------   -------   ----------    --------   -----------
Balance, March 31, 2004                                    2,312,050   160,527,868   160,528   64,316,408    (246,798)  (68,316,261)
                                                          ----------   -----------   -------   ----------    --------   -----------
Shares issued upon exercise of stock options                      --        30,000        30        4,620          --            --
Shares issued to satisfy trade payable                            --            --        --       11,729          --            --
Shares issued upon exercise of warrants                           --       394,872       395       66,105          --            --
Value assigned to warrants in connection with equity
  financing                                                       --            --        --      271,121          --            --
Deemed dividends on Series EE preferred stock                     --            --        --    1,100,611          --    (1,100,611)
Issuance of Series EE preferred stock                      1,850,000            --        --           --          --            --
Offering costs on Series EE preferred stock                       --            --        --     (168,435)         --            --
Shares issued for conversion of Series E preferred
  stock                                                     (862,050)    4,375,146     4,375      896,576      38,902       (38,902)
Shares issued for conversion of Series D preferred
  stock                                                     (300,000)    1,931,871     1,932      365,119      67,051       (67,051)
Shares issued for conversion of Series EE preferred
  stock                                                     (600,000)    3,233,628     3,234      611,155      14,389       (14,389)
Dividends on Series D, E & EE preferred stock                     --            --        --           --    (225,588)           --
Loss and comprehensive loss                                       --            --        --           --          --    (2,416,813)
                                                          ----------   -----------   -------   ----------    --------   -----------
Balance, March 31, 2005                                    2,400,000   170,493,385   170,494   67,475,009    (352,044)  (71,954,029)
                                                          ----------   -----------   -------   ----------    --------   -----------
Shares issued for conversion of Series D preferred
  stock                                                     (190,000)    2,755,976     2,756      254,649      67,406       (67,406)
Shares issued for conversion of Series EE preferred
  stock                                                   (1,000,000)    6,956,639     6,956    1,037,072      44,028       (44,028)
Dividends on Series D and EE preferred stock                      --            --        --           --    (161,695)           --
Shares issued upon exercise of warrants                           --     1,475,000     1,475      116,525          --            --
Value assigned to reprice of subordinated debt warrants           --            --        --      120,062          --            --
Proceeds from sale of common stock at $0.08 per share             --    18,750,000    18,750    1,481,250          --            --
Value assigned to warrants and preferred convertible
  debt repricing in connection with common stock
  issuance                                                        --            --        --    3,225,543          --            --
Value on repricing of preferred stock                             --            --        --           --          --    (1,999,951)
Loss and comprehensive loss                                       --            --        --           --          --    (3,106,681)
                                                          ----------   -----------   -------   ----------    --------   -----------
Balance, March 31, 2006                                    1,210,000   200,431,000   200,431   73,710,110    (402,305)  (77,172,095)
                                                          ----------   -----------   -------   ----------    --------   -----------

See accompanying notes
e.Digital Corporation and subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          [See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,                                                              2006         2005         2004
                                                                               $           $            $
                                                                          ----------   ----------   ----------
OPERATING ACTIVITIES
Loss for the period                                                       (3,106,681)  (2,416,813)  (2,516,343)
Adjustments to reconcile loss to net cash used in operating activities:
  Depreciation and amortization                                               63,494       48,452       99,853
  Allowance for doubtful accounts                                                 --           --       36,018
  Accrued interest and accretion relating to secured promissory notes        112,500       37,500      112,481
  Impairment of deposit                                                      603,750           --           --
  Amortization of interest on warrants issued in connection with the
    12% convertible subordinated promissory notes                            300,665      174,138           --
  Stock issued to vendor                                                          --       11,729           --
  Gain on settlement of accounts payable debt                               (125,135)          --     (162,828)
  Loss on disposal of asset                                                       --           --       66,346
Changes in assets and liabilities:
  Accounts receivable, trade                                                  50,171      (16,690)     109,368
  Inventory                                                                       --        5,009      133,786
  Deposits and prepaid expenses                                             (130,064)    (476,268)      63,506
  Deferred contract charges                                                       --           --      218,192
  Accounts payable, trade                                                   (135,016)     135,894       (6,638)
  Other accounts payable and accrued liabilities                              23,850       12,441      (57,233)
  Customer deposits                                                           86,500      707,250           --
  Accrued employee benefits                                                  (17,334)     (51,295)     (17,290)
  Deferred revenue                                                           (53,830)    (122,613)    (135,260)
                                                                          ----------   ----------   ----------
Cash (used in) operating activities                                       (2,327,130)  (1,951,265)  (2,056,042)
                                                                          ----------   ----------   ----------
INVESTING ACTIVITIES
Purchase of property and equipment                                                --      (15,816)    (145,690)
Increase in restricted cash                                                       --           --        1,200
                                                                          ----------   ----------   ----------
Cash (used in) investing activities                                               --      (15,816)    (144,490)
                                                                          ----------   ----------   ----------
FINANCING ACTIVITIES
Proceeds from 12% Convertible Subordinated Promissory Notes                  500,000    1,000,000           --
Proceeds from issuance of Series E Preferred Stock                                --           --    1,262,250
Proceeds from issuance of Series EE Preferred Stock                               --    1,850,000           --
Proceeds from issuance of Common Stock                                     1,500,000           --      933,500
Proceeds from exercise of warrants                                           118,000       66,500       71,959
Proceeds from 24% Unsecured Note                                                  --           --      269,300
Payment for private placement fee in connection with the Series EE
  Preferred Stock                                                                 --     (129,500)          --
Payment on 15% Unsecured Note                                                (21,400)      (3,270)    (104,754)
Proceeds from exercise of stock options                                           --        4,650      152,325
                                                                          ----------   ----------   ----------
Cash provided by financing activities                                      2,096,600    2,788,380    2,584,580
                                                                          ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents                        (230,530)     821,299      384,048
                                                                          ----------   ----------   ----------
Cash and cash equivalents, beginning of period                             1,289,253      467,954       83,906
                                                                          ==========   ==========   ==========
Cash and cash equivalents, end of period                                   1,058,723    1,289,253      467,954
                                                                          ==========   ==========   ==========

See accompanying notes

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The consolidated financial statements have been prepared, by management, in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $77,172,095 at March 31, 2006 [2005 - $71,954,029]. At March 31, 2006, the
Company had a working capital deficiency of $2,516,367. Substantial portions of the losses are attributable to marketing costs of the Company's new technology and substantial expenditures on research and development of technologies. The Company's operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management of our company has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to new business customers and new markets and (c) raising additional capital and/or obtaining financing.

There can be no assurance the Company can successfully accomplish these steps and it is uncertain the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, e.Digital Corporation (a company incorporated in the State of California). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair value of financial instruments

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable trade, other accounts payable and accrued liabilities, accrued lease liability, accrued employee benefits, preferred stock and unsecured promissory notes. Management has determined that the carrying value of cash and cash equivalent, accounts receivable, accounts payable trade and other accounts payable and accrued liabilities and accrued employee benefits approximate their fair value due to their short term nature. Management has determined that the carrying value of the preferred stock and unsecured promissory notes approximates its fair value based on discounted cash flows at market rates. The fair value of the accrued lease liability is not readily determinable as it has no fixed repayment terms.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Translation of foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated into U.S. dollars at the rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions, which have not been material, are reflected in the consolidated statements of operations.

Loss per share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted loss per share reflects the potential dilution of securities that could share in the loss of an entity. As at March 31, 2006, stock options, warrants and convertible preferred stock and notes exercisable into 64,049,961 [2005 - 28,255,962] [2004 - 19,727,293] shares of common stock were outstanding.
These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings (loss) per share in future years.

The provisions of each of the Company's series D, E and EE of preferred stock provided for a 12%, 8% and 8% per annum accretion, respectively in the conversion value (similar to a dividend). These amounts increase the net loss available to common stockholders. Net loss available to common stockholders is computed as follows:

Years ended March 31,                                      2006           2005          2004
                                                        -----------   -----------   -----------
Net loss                                                $(3,106,681)  $(2,416,813)  $(2,516,343)
Imputed deemed dividends on Series E preferred stock             --            --      (693,615)
Imputed deemed dividends on Series EE preferred stock            --    (1,100,611)           --
Additional deemed dividends on conversion repricing
  of Series D and EE preferred stock                     (1,999,951)           --            --
Accretion on preferred stock:
Series D preferred stock, 12% stated rate                  (126,944)     (156,289)     (224,412)
Series E preferred stock, 8% stated rate                         --       (17,966)      (34,416)
Series EE preferred stock, 8% stated rate                   (34,751)      (51,333)           --
                                                        -----------   -----------   -----------
Net loss available to common stockholders               $(5,268,327)  $(3,743,012)  $(3,468,786)
                                                        -----------   -----------   -----------

Guarantees and Indemnifications

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34." The following is a summary of the Company's agreements that the Company has determined are within the scope of FIN No. 45:

The Company provides a one year limited warranty for most of its products. See "Warranty Liabilities."

Revenue recognition

The Company recognizes license revenue and product revenue upon shipment of a product to the customer, FOB destination or FOB shipping point depending on the specific contract term, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Research and development contract revenue on long-term projects is recognized on the percentage of completion method. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned.

Cash equivalents

Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase and are recorded at cost, which approximates fair value. Cash equivalents consist principally of investments in short-term money market instruments.

Deposits and Prepaid Expenses

Deposits and prepaid expenses are recorded at amounts paid to suppliers or others. Amounts recorded are evaluated for impairment periodically and at March 31, 2006 a charge of $603,750 was expensed to cost of revenues to reflect impairment of deposits made to a contract manufacturer that has failed to timely deliver with no assurance of future performance.

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

Property and equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. When assets are sold or retired, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income. Maintenance and repair costs are charged to operations when incurred.

Intangible assets

Intangible assets include third party costs relating to obtaining patents, which are deferred when management is reasonably certain the patent will be granted. Such costs are amortized to operations over the life of the patent. If management determines that development of products to which patent costs relate is not reasonably certain, or that deferred patent costs exceed net recoverable value, such costs are charged to operations. Intangible assets also include website development costs incurred during the application development stage of the Company's website which have been capitalized and are amortized over a two year period on the straight-line method. All other patent and website related costs are charged to operations when incurred.

Advertising

Advertising costs are charged to expense as incurred. The Company expensed $104, $420 and $12,263 for the years ending March 31, 2006, 2005 and 2004, respectively.

Research and Development costs

Research and development costs are expensed as incurred.

Warranty Liability

The Company warrants its products to be free from defects in materials and workmanship for a period ranging up to one year from the date of purchase, depending on the product. The warranty is generally a limited warranty, and in some instances imposes certain shipping costs on the customer. The Company currently provides direct warranty service. Some agreements with customers require certain quantities of product be made available for use as warranty replacements. International market warranties are generally similar to the U.S. market.

The Company establishes a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period. See Schedule II for additional information regarding warranties.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Interest Expense

Interest expense includes interest expense and non-cash amortization of debt discount.

Leases

Leases entered into are classified as either capital or operating leases. Leases, which substantially transfer all benefits and risks of ownership of property to the Company, are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

Rental payments under operating leases are expensed as incurred.

Shipping and handling costs

Amounts paid by customers for shipping and handling are included in product revenues. Actual shipping and handling costs are included in product cost of revenues.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Stock based compensation

Stock-Based Compensation - We currently account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation, and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure. Under APB 25 and related interpretations, compensation is based on the difference, if any, on the date of the grant, between the fair value of our common stock and the exercise price.

Our accounting treatment of stock options will significantly change during 2007 due to our planned adoption of SFAS No. 123R (SFAS 123(R)), Share-Based Payment, which is effective for fiscal years beginning after June 15, 2005. See Recently Issued Accounting Pronouncements below.

The following table illustrates the effect on net income (loss) and net income
(loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to employee stock benefits, including shares issued under the stock option plans and under our Employee Stock Purchase Plan (collectively "options"). For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting periods. Pro forma information follows:

Year Ended March 31,                                           2006           2005         2004
                                                            -----------   -----------   -----------
Net loss available to common stockholders, as reported      $(5,268,327)  $(3,743,012)  $(3,468,785)
Add: Total stock-based employee compensation recorded                --            --            --
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards      (147,050)     (132,220)     (273,469)
                                                            -----------   -----------   -----------
Pro forma net loss available to common stockholders          (5,415,377)  $(3,875,232)  $(3,742,254)
                                                            -----------   -----------   -----------
Earnings per share:
  Basic-as reported                                         $     (0.03)  $     (0.02)  $     (0.02)
  Basic-pro forma                                           $     (0.03)  $     (0.02)  $     (0.02)
  Diluted-as reported                                       $     (0.03)  $     (0.02)  $     (0.02)
  Diluted-pro forma                                         $     (0.03)  $     (0.02)  $     (0.02)

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The Fair value of options, used as a basis for the above pro forma disclosures, was estimated at the date of grant using the Black-Scholes option-pricing model. The option pricing assumptions include no expected dividends, 96 volatility in 2004, 72.6 volatility in 2005, and 87.38 volatility in 2006, expected life of the options of 2.5 years in 2004, 2005 and 2006 and a risk-free interest rate of 1.74% for 2004, 2.86% for 2005, and 4.95% for 2006.

Beginning with the quarter ending June 20, 2006, the Company will account for its stock-based compensation plans in accordance with SFAS Statement No. 123, "Accounting for Stock Based Compensation (revised)." See note 2.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the years ended March 31, 2006, 2005 and 2004, there were no material differences between comprehensive income and net loss for the year.

Software development costs

The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to research and related expenditures in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset's fair value.

Segment information

The Company identifies its operating segments based on how management internally evaluates separate financial information (if available), business activities and management responsibility. The Company believes it operates in a single business segment, the development, manufacture and marketing of electronic products, offering engineering services to electronics companies to create portable digital devices that can link to personal computers and the Internet.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Common stock issued for services

The Company records compensation expense for common stock issued for services based on the estimated fair market value. Estimated fair market value is determined based on the quoted closing-bid stock price on the day of issuance.

Derivative Instruments

The Company values derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", Accounting Principles Board Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" and associated pronouncements related to the classification and measurement of warrants and instruments with embedded conversion features. The Company makes certain assumptions and estimates to value its derivative liabilities. Factors affecting these liabilities and values include changes in the stock price and other assumptions.

Reclassifications

Certain amounts included in the prior year financial statements have been reclassified to conform to the current year's presentation. These reclassifications have no affect on the reported net income.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires that compensation costs relating to share-based payment transactions be recognized in financial statements. The pro forma disclosure previously permitted under SFAS 123 will no longer be an acceptable alternative to recognition of expenses in the financial statements. SFAS 123(R) is effective as of the beginning of the first reporting period that begins after June 15, 2005, with early adoption encouraged. We currently measure compensation costs related to share-based payments under APB 25, as allowed by SFAS 123, and provide disclosure in notes to financial statements as required by SFAS 123. We are required to adopt SFAS 123(R) starting in fiscal 2007. We expect the adoption of SFAS 123(R) will have a material adverse impact on our net income and net income per share. We are currently in the process of evaluating the extent of such impact. We have also not yet determined our method of adoption of FAS 123(R). Please see our disclosure under Footnote 2 to our Consolidated Financial Statements addressing stock-based compensation.

During March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 107, guidance on SFAS No. 123 (revised 2004) SAB 107 was issued to assist preparers by simplifying some to the implementation challenges of SFAS No. 123 (revised 2004) while enhancing the information that investors receive. The Company will consider the guidance provided by SAB No. 107 as it implements SFAS 123 (revised 2004) during fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, "Inventory Pricing." Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect the adoption of SFAS 151 to have a material effect on the Company's results of operations or financial condition.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

In December 2004, the FASB issued FAS No. 153, "Exchange of Nonmonetary Assets", which is an amendment to APB Opinion No. 29. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of FAS No. 153, effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005, or our fiscal year commencing on April 1, 2006, is not expected to have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." FASB Statement of Accounting Standards (SFAS) 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The Statement is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. Management does not expect adoption of SFAS No. 154 to have a material impact on the Company's financial statements.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect the adoption of FIN 47 to have a material effect on the Company's results of operations or financial condition.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 155, "Accounting for Certain Hybrid Financial Instruments." SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. Generally, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires that a derivative embedded in a host contract that does not meet the definition of a derivative be accounted for separately (referred to as bifurcation) under certain conditions. That general rule notwithstanding, SFAS No. 133 (prior to amendments made to it by SFAS No.
155) provides a broad exception for interest-only and principal-only strips initially resulting from the separation of rights to receive contractual cash flows of a financial instrument that itself does not contain an embedded derivative that would have been accounted for separately. SFAS 155 amends SFAS 133 to restrict the scope exception to strips that represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. Prior to amendments made by SFAS 155, SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," permitted a qualifying special-purpose entity (SPE) to hold only passive derivative financial instruments pertaining to beneficial interests (other than another derivative financial instrument) issued or sold to parties other than the transferor. SFAS 155 amends SFAS 140 to allow a qualifying SPE to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. Management does not expect the adoption of SFAS 155 to have a material effect on the Company's results of operations or financial condition.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets," which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. The statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The statement also describes the manner in which it should be initially applied. Management does not expect the adoption of SFAS 156 to have a material effect on the Company's results of operations or financial condition.

3. CREDIT RISK

Financial instruments totaling $888,762 [2005 - $1,131,525] [2004 - $504,105]
which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificate of deposit, accounts receivable. The Company maintains cash and cash equivalents with three financial institutions. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

Amounts owing from one customer comprise approximately 100% and 99% of accounts receivable at March 31, 2006 and 2005, respectively. Amounts owing from two major customers comprise approximately 69%, and 23%, respectively of accounts receivable at March 31, 2004.

4. MAJOR CUSTOMERS AND SUPPLIERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to one major customer comprised approximately 94% of revenues respectively in fiscal 2006 [2005 - one customer comprised 94%] [2004 - three customers comprised 36%, 26% and 11%] The Company purchases its primary component from two distributors accounting for 74% ad 13% of total purchases for fiscal 2006. Purchases from one distributor accounted for 92% of total purchases for fiscal 2005. Purchases from two distributors accounted for 19% and 14% of total purchases for fiscal 2004. During the year ended March 31, 2004, management increased the provision for doubtful accounts by $36,019, and recorded no discount in the provision, and accordingly, the provision for doubtful accounts receivable at March 31, 2005 is $-0-. The provision for doubtful accounts receivable at March 31, 2006 is $-0-.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

6. STATEMENT OF CASH FLOWS

The Company had non-cash operating and financing activities and made cash payments as follows:

                                                                               2006         2005       2004
                                                                                 $           $          $
                                                                             ---------   ---------   ---------
Non-cash financing activities:
  Common stock issued on conversion of Series E and D preferred stock        3,217,566   1,268,002   1,073,730
  Common stock issued on conversion of Series EE preferred stock             2,524,850     614,389          --
  Shares issued for debt                                                            --          --     200,000
Value assigned to 370,000 warrants granted in connection
  with the issuance of the Series EE preferred stock                                --     271,121          --
Value assigned to 445,913 restricted common shares issued to
  vendors for services                                                              --          --     181,763
Accrued dividends on Series D, E and EE preferred stock                        161,695     225,588     185,298
Beneficial conversion feature on the issuance of Series E preferred stock           --          --     693,615
Beneficial conversion feature on the issuance of Series EE preferred stock          --   1,100,611          --
Deemed dividends on preferred repricing                                      1,999,951          --          --
Amortization of warrants                                                       300,665          --          --
Impairment of deposit                                                          603,750          --          --
Cash payments for interest were as follows:
  Interest                                                                     272,835     384,040       9,198
                                                                             ---------   ---------   ---------

7. PROPERTY AND EQUIPMENT

                                             Accumulated
                                           depreciation and   Net book
                                   Cost      amortization      value
                                    $              $             $
                                 -------   ----------------   --------
2006
Computer hardware and software    84,192         74,561         9,631
Furniture and equipment           26,499         26,499            --
Machinery and equipment           82,912         71,474        11,438
Leasehold improvements           174,960        174,960            --
Tooling                          204,652        163,213        41,439
                                 -------        -------       -------
                                 573,215        510,707        62,508
                                 =======        =======       =======
2005
Computer hardware and software    84,192         70,729        13,463
Furniture and equipment           26,499         25,311         1,188
Machinery and equipment           82,912         65,884        17,028
Leasehold improvements           174,960        174,960            --
Tooling                          204,652        110,329        94,323
                                 -------        -------       -------
                                 573,215        447,213       126,002
                                 =======        =======       =======

8. INTANGIBLE ASSETS

                                      Accumulated   Net book
                             Cost    amortization     value
                              $           $             $
                            ------   ------------   --------
2006
Website development costs   43,150      43,150         --
Patents and licenses        39,409      39,409         --
                            ------      ------        ---
                            82,559      82,559         --
                            ======      ======        ===
2005
Website development costs   43,150      43,150         --
Patents                     39,409      39,409         --
                            ------      ------        ---
                            82,559      82,559         --
                            ======      ======        ===

9. PROMISSORY NOTES

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

                                 March 31, 2006   March 31, 2005
                                 --------------   --------------
15% Unsecured Promissory Notes    $   875,329       $  896,730
12% Convertible Subordinated
  Promissory Notes                  1,500,000        1,000,000
Accrued interest on notes             140,625           28,125
Less unamortized debt discount     (1,103,031)         (58,045)
Less current portion               (1,412,923)        (976,955)
                                  -----------       ----------
Long term                         $        --       $  889,855
                                  ===========       ==========

15% Unsecured Promissory Note

On December 11, 2002, we issued a 15% Unsecured Promissory Note for cash proceeds of $750,000 from an unrelated corporation. On January 31, 2005, the 15% Unsecured Promissory Note was amended to extend the maturity date to September 30, 2006 when principal and interest will be payable. Accrued interest on the note at March 31, 2006 was $140,625. On January 31, 2005, we paid cash interest of $8,500 and issued to the noteholder a secondary 15% Unsecured Promissory Note for accrued interest of $150,000. The secondary 15% Unsecured Promissory Note will also mature on September 30, 2006. Principal and interest on the secondary 15% Unsecured Promissory Note is payable in monthly installments of $3,500 with the balance due at maturity.

12% Convertible Subordinated Promissory Notes

In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005. The purchasers, in connection therewith, were granted warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.25 per share, exercisable until December 31, 2007. The estimated fair market value of these warrants at issuance was $232,186 and was recorded as a deferred financing charge related to the 12% Subordinated Promissory Notes as a cost of issuing the warrants charged to Additional Paid in Capital. The deferred financing charge was amortized as a debt discount over the original term of the 12% Subordinated Promissory Notes. On June 30, 2005, the 12% Subordinated Promissory Notes and warrants were modified by extending the maturity date from July 1, 2005 to December 31, 2005 and by reducing the purchase price of each warrant share purchasable under the warrant from $0.25 to $0.19. Due to the modification of these warrants, our company recorded additional debt discount of $120,062 on the 12% Subordinated Promissory Notes.

In October 2005, the 12% Subordinated Promissory Notes were modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000 and all $500,000 of additional notes were sold. Noteholders acquiring 12% Subordinated Promissory Notes on or after October 26, 2005 are entitled to receive a royalty equal to
(i) the principal of the 12% Subordinated Promissory Note purchased divided by
(ii) $500,000 (or the aggregate principal of the additional 12% Subordinated Promissory Notes sold) (the "Additional Notes") multiplied by (iii) Twenty Dollars ($20.00) for each entertainment device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount was convertible at $0.19 per common share, subject to anti-dilution adjustments if our company makes certain issuances of stock at a lower price. On February 24, 2006, the conversion price on $1,500,000 of the 12% Subordinated Promissory Notes was adjusted from $0.19 per share to $0.08 per share. The exercise price of the warrants was further adjusted from $0.19 per share to $0.08. An additional debt discount of $1,225,590 was recorded to reflect the value of the reduced conversion price of the debt and the value of the warrants due to the new warrant exercise price and this amount is being amortized over the term of the notes.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

10. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial statement purposes, a change in valuation allowance of $2,570,000 [2005 - $2,118,000] has been recognized to offset certain deferred tax assets for which realization is uncertain. Significant components of the Company's deferred tax liabilities and assets as of March 31 are as follows:

                                                  2006         2005
                                                    $            $
                                              -----------   -----------
Deferred tax liabilities
State Taxes                                       570,000       550,000
Tax over book depreciation                         60,000        40,000
                                              -----------   -----------
Total deferred tax liabilities                    630,000       590,000
                                              -----------   -----------
Deferred tax assets

Net operating loss carryforwards               22,460,000    20,217,000
Allowances and other                              460,000        93,000
                                              -----------   -----------
Total deferred tax assets                      22,920,000    20,310,000
Valuation allowance for deferred tax assets   (22,290,000)  (19,720,000)
                                              ------------  -----------
Net deferred tax assets                           630,000       590,000
                                              -----------   -----------
Net deferred tax balance                               --            --
                                              ===========   ===========

There is no net provision for income taxes in 2006, 2005 and 2004 as the Company incurred losses in those years.

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at March 31 is as follows:

                                               Liability method
                                               ----------------
                                        2006         2005          2004
                                         %            %             %
                                       -----   ----------------   -----
U.S. federal statutory rate             35.0          35.0         35.0
U.S. federal net operating loss rate   (35.0)        (35.0)       (35.0)
                                       -----         -----        -----
Effective rate on operating loss          --            --           --
                                       =====         =====        =====

The Company has U.S. federal net operating loss carryforwards available at March 31, 2006 of approximately $55,250,000 [2005 - $53,300,000] which will begin to expire in 2006. The Company has state net operating loss carryforwards of $17,600,000 [2005 - $16,400,000] which will begin to expire in 2006. The difference between federal and state net operating loss carryforwards is due to certain percentage limitations of California loss carryforwards and to expired California carryforwards.

11. CAPITAL STOCK

Authorized capital

The authorized capital of the Company consists of 300,000,000 common shares with a par value of $.001 per share and 5,000,000 preferred shares with a par value of $10.00 per share.

Common stock

The issued common stock of the Company consisted of 200,431,000, 170,493,385 and 160,527,868 common shares as of March 31, 2006, 2005 and 2004, respectively.

Stock options

The Company maintains two stock option plans. The 1992 Stock Option Plan is a non-qualified stock option plan, which entitles certain directors and key employees to purchase common shares of the Company. A maximum of 10% of outstanding common shares are authorized for grant under the Plan. Options are granted at a price not less than fair market value at the date of grant, and are subject to approval of the Board of Directors. The 1994 Stock Option Plan entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and approved by stockholders on July 25, 1996, January 5, 1998 and November 9, 2000. The 1994 Plan provides for the granting of options that either qualify for treatment as incentive stock options or non-statutory stock options. The 1994 Plan expired on August 18, 2004.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

During 2006, 7,190,000 [2005 - 3,380,000] options were granted at exercise prices ranging from $0.09 to $0.145 [2005 - $0.22 to $0.28] per share. Options granted during 2005 and 2004 were under the 1994 Stock Option Plan. The following table summarizes stock option transactions:

                                             Weighted average
                                  Shares      exercise price
                                     #               $
                                ----------   ----------------
Outstanding March 31, 2003       3,943,250        1.0846
                                ==========        ======
Fiscal 2004
  Granted                        3,412,000        0.1641
  Canceled/expired              (2,193,747)       0.6377
  Exercised                     (1,019,838)       0.1494
                                ----------        ------
Outstanding March 31, 2004       4,141,665        0.7993
                                ==========        ======
Exercisable at March 31, 2004    3,086,990        0.9947
                                ==========        ======
Fiscal 2005
  Granted                        3,380,000        0.2250
  Canceled/expired                (835,000)       1.8738
  Exercised                        (30,000)       0.1550
                                ----------        ------
Outstanding March 31, 2005       6,656,665        0.3721
                                ==========        ======
Exercisable at March 31, 2005    3,608,506        0.5032
                                ==========        ======
Fiscal 2006
  Granted                        7,190,000        0.3700
  Canceled/expired              (2,774,999)       0.4900
                                ----------        ------
Outstanding March 31, 2006      11,071,666        0.1885
                                ==========        ======
Exercisable at March 31, 2006    5,405,199        0.2323
                                ==========        ======

Weighted average fair value of options granted during the year 0.1885

The following table summarizes the number of options exercisable at March 31, 2006 and the weighted average exercise prices and remaining contractual lives of the options.

                                                                                           Weighted average
                                                                                          Exercise price of
                       Number          Number            Weighted      Weighted average         options
   Range of       outstanding at   exercisable at   Average exercise       remaining        exercisable at
exercise prices   March 31, 2006   March 31, 2006        price         contractual life     March 31, 2006
       $                #                #                 $                Years                 $
---------------   --------------   --------------   ----------------   ----------------   -----------------
$0.09 - $0.145       7,190,000        2,377,700          0.1335               4.9              0.1334
$0.155 - $0.55       3,756,666        2,902,499          0.2539               2.5              0.2637
 $1.03 - $2.00         125,000          125,000          1.3840               4.0              1.3840

The options generally vest over a period of two to three years.

Share warrants

The Company has outstanding share warrants as of March 31, 2006, granted in connection with private placements and convertible notes payable, entitling the holders to purchase one common share for each warrant held as follows (subject to certain future antidilution price protection):

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Number of                     Exercise Price
Description   Common Shares     Per Share $      Expiration Date
-----------   -------------   --------------   ------------------
Warrant             37,500         0.08        September 30, 2006
Warrant          1,600,000         0.08             June 30, 2007
Warrant (1)      3,070,000         0.08         November 30, 2007
Warrant          4,687,500         0.10         February 28, 2009
Warrant          4,687,500         0.09          July 31, 2008(2)
                ----------
Total           14,082,500
                ==========

(1) In connection with the issuance of the Series EE preferred stock in November 2004, the Company issued warrants with an exercise price of $0.50. The Company utilized the Black-Scholes Method in valuing the warrants, and calculated the relative fair value of the equity and the warrants. The Company calculated the historical volatility over a 52 week period to be 81.03%, risk free rate of 3.02% with a term of 3 years and recorded $1,100,611 as the beneficial conversion feature for the equity and attached warrants for the year ended March 31, 2006.

(2) The warrants expire on the earlier of July 31, 2008 or six months after an effective registration statement.

In February 2006, the Company issued 4,687,500 of A warrants and 4,687,500 of B warrants in connection with a restricted common stock sale aggregating $1,500,000.

A summary of the status of outstanding stock purchase warrants outstanding as of March 31, 2004, 2005 and 2006 and the changes during the years then ended is presented below:

                                                                               Average Purchase
                                                                    Number          Price
                                                                  ----------   ----------------
Shares purchasable under outstanding warrants at March 31, 2003    1,511,662        $0.184
Stock purchase warrants issued                                     2,568,499        $0.800
Stock purchase warrants exercised                                   (915,473)       $0.177
Stock purchase warrants expired                                           --            --
                                                                  ----------        ------
Shares purchasable under outstanding warrants at March 31, 2004    3,164,688        $0.683
Stock purchase warrants issued                                     6,070,000        $0.418
Stock purchase warrants exercised                                   (437,500)       $0.190
Stock purchase warrants expired                                   (1,712,333)       $0.600
                                                                  ----------        ------
Shares purchasable under outstanding warrants at March 31, 2005    7,084,855        $0.483
Stock purchase warrants issued                                     9,375,000        $0.095
Stock purchase warrants exercised                                 (1,475,000)       $0.080
Stock purchase warrants expired                                     (902,355)       $1.000
                                                                  ----------        ------
Shares purchasable under outstanding warrants at March 31, 2006   14,082,500        $0.090

12. REDEEMABLE AND NON-REDEEMABLE PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series from time to time by action of the Board of Directors.

The following is a summary of the terms of the preferred stock series outstanding during the two fiscal years ended March 31, 2006 and 2005, respectively.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

                                                   Aggregate Purchase    Number of Shares
         Preferred Series          Issuance Date          Price         Authorized/Issued                  Terms
--------------------------------   -------------   ------------------   -----------------   ----------------------------------------
12% Convertible Non-redeemable     December 2002       $2,050,000        205,000/205,000    Purchase price plus 12% accretion.
Series D stated value of $10 per                                                            Convertible at $0.08 per share subject
share                                                                                       to certain adjustments if the company
                                                                                            issues shares less then $0.08 per share.

8% Convertible Redeemable Series   November 2003       $1,277,000          15,000/12,770    Purchase price plus 8% accretion.
E issued at $100 per share                                                                  Convertible at $0.45 per share for the
                                                                                            first 90 days then lower of $0.45 and
                                                                                            85% of market, with a floor of $0.19 per
                                                                                            share. Automatic conversion on November
                                                                                            19, 2005.All converted as of March 31,
                                                                                            2006.

8% Convertible Redeemable Series   November 2004       $1,850,000          20,000/18,500    Purchase price plus 8% accretion.
EE issued at $100 per share                                                                 Convertible at $0.25 for the first 90
                                                                                            days following original issuance date
                                                                                            then lower of $0.25 and 85% of market,
                                                                                            with a floor of $0.08 per share, as
                                                                                            adjusted. Automatic conversion on or
                                                                                            about November 30, 2006 subject to
                                                                                            certain conditions.

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the "Series D stock") with a stated value of $10 per share. The Series D stock was issued pursuant to a conversion agreement with all of the noteholders of the Company's $1,000,000 SP Notes and $1,050,000 Unsecured Notes. The conversion price was reduced to $0.19 pursuant to anti-dilution protection given to the preferred stockholders triggered by the sale of $129,000 of shares of Common Stock in January 2003 and to $0.08 per share by the sale of $1,500,000 of common stock in February 2006. In connection with the repricing to $0.08, the Company recorded an additional deemed dividend of $1,522,400 to reflect the new beneficial conversion price.

On November 19, 2003, the Company issued 12,770 shares of 8% Series E Convertible Redeemable Preferred Stock (the "Series E Stock") with a stated value of $100 per share for gross proceeds of $1,277,000. The Series E Stock was redeemable in certain instances at the Company's option eighteen month upon the occurrence of certain triggering events including, without limitations, a lapse of a registration statement for ten non-consecutive trading days and certain other events. The redemption price upon such election following a triggering event was the greater of (a) 110% of the stated value or (b) the product of the number of preferred shares multiplied by the closing market price multiplied by the stated value per share divided by the then conversion price per share.

The Company also issued to the purchasers of the Series E Stock, Series A Warrants to purchase 1,712,333 shares of Common Stock at $0.60 per share exercisable until May 18, 2004 and Series B Warrants to purchase 856,166 shares of Common Stock at $1.00 per share exercisable until November 18, 2005. The Company utilized the Black Scholes Method in valuing the Series A and B Warrants, and calculated the relative fair value of the Series E Stock and Series A and B Warrants. The effective conversion price of the Series E Stock was then determined by the Company based on the relative fair value of the stock. Utilizing the calculated intrinsic value of the Series E Stock, the Company calculated a beneficial conversion charge in the amount of $693,615, which was recorded in the loss attributed to common shareholders in the accompanying financial statements for fiscal 2004. All Series E Stock was converted as of March 31, 2006.

In connection with the Series E Stock financings, the Company incurred as finder's fee for $7,250 in cash and, in connection therewith, issued to such finder a 9,666 Series A and 4,833 Series B warrant with an aggregate fair market value of $2,755.

On November 30, 2004, the Company issued 18,500 shares of 8% Series EE Convertible Preferred Stock (the "Series EE Stock") at a per share price of $100 for an aggregate amount of $1,850,000. The Series EE Stock is redeemable in certain instances at the Company's option eighteen month upon the occurrence of certain triggering events including, without limitations, a lapse of a registration statement for ten non-consecutive trading days and certain other events. The redemption price upon such election following a triggering event is the greater of (a) 110% of the stated value or (b) the product of the number of preferred shares multiplied by the closing market price multiplied by the stated value per share divided by the then conversion price per share.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The Company also issued to the Investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The Company utilized the Black Scholes Method in valuing the warrants, and calculated the relative fair value of the Series EE Stock and warrants. The effective conversion price of the Series EE Stock was then determined by the Company based on the relative fair value of the stock. The beneficial conversion feature was calculated, based on EITF 98-5 as modified by EITF 00-27, as a "convertible instrument containing fixed terms that change". Utilizing the calculated intrinsic value of the Series EE Stock, the Company calculated a beneficial conversion charge in the amount of $1,100,611, which was recorded in the loss attributed to common stockholders in the accompanying financial statements. As a result of a reset of the conversion price of the Series EE Stock in February 2006 to $0.08 per common share, the Company recorded an additional deemed dividend of $1,522,400 to reflect the new beneficial conversion price.

The Company incurred placement agent fees of approximately $129,000 in cash and, in connection therewith, issued to such placement agent 370,000 warrants. The estimated fair market value of these warrants at issuance was $38,935 and has been recorded as offering cost related to the issuance of the Series EE Stock.

As of March 31, 2006, the Series D and EE Stock would have been convertible into 16,679,014 and 3,466,781 shares of Common Stock, respectively.

The following table summarizes values assigned as deemed dividends for the value of the warrants and the beneficial conversion feature on each preferred stock issuance during the last three fiscal years.

                                                                                          Value of
                                                 Warrant      Warrant         Value      Beneficial
                                    Number of   Exercise     Expiration    Assigned to   Conversion
Preferred Series   Issuance Date    Warrants      Price        Date          Warrants     Discount
----------------   -------------   ----------   --------   -------------   -----------   ----------
8% Series EE       November 2004    3,700,000     $0.50    November 2007     $389,364    $1,100,611
8% Series EE(1)    November 2004                                                         $  477,551
12% Series D(1)    December 2002                                                         $1,522,400

(1) Additional values for deemed dividends associated with a reset of the conversion price from $0.19 per common share to $0.08 per common share.

13. COMMITMENTS AND CONTINGENCIES

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. As of March 31, 2006, the Company did not have any significant litigation outstanding, and management does not expect any matters to have a material impact on the Company's liquidity or the financial statements taken as a whole. Subsequent to March 31, 2006 litigation was filed against the Company. See Note 14.

The Company depends on its contract manufacturer to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company's business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company's business. Production and pricing by each such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company's ability to deliver products on a timely and competitive basis in the future.

Facility lease

On July 11, 1997, the Company entered into a three-year joint lease agreement with American Technology Corporation, for property located in San Diego, California. In September 2000, the Company amended the three-year lease to become an independent lessee and acquired an additional 1,500 square feet of improved research and development space. The amended lease agreement expires on July 31, 2003. From August 2002 until December 2003 the aggregate monthly lease payments was $16,606. In January 2004, the Company amended the lease to reduce the occupied office space to 7,500 square feet with an aggregate monthly lease payment of $9,290 inclusive of utilities and costs and expiring on July 31, 2006. In March 2006 the Company entered into a new sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Office rent expense recorded by the Company for the year ended March 31, 2006, was $102,194 [2005 - $111,480] and [2004- $155,375].

The total operating lease obligations under the lease for office space is $381,484 of which the Company's minimum commitment is as follows:

2007   $ 58,056
2008     71,061
2009     73,192
2010     75,388
2011     77,650
2012     26,137
       --------
       $381,484
       ========

14. SUBSEQUENT EVENT

On May 12, 2006, the Company became aware of a complaint filed on May 4, 2006 against it and certain of officers and employees by digEcor, Inc., ("digEcor") in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent the Company from selling or licensing certain digital rights management
(DRM) technology "to any other party besides digEcor" and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000." The Company believes this action is related to the purchase order placed in the normal course of business on November 11, 2005 for 1,250 digEplayers(TM) with contract manufacturer, Maycom Co., Ltd. ("Maycom"). Maycom was paid progress payments with final payments made in full for the order by the Company, and directly by digEcor, in March 2006. Maycom has failed to timely deliver the order resulting in this complaint.

The Company is unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations if Maycom does not timely fulfill its obligation and the Company is unable to deliver product to digEcor in a timely manner. The Company has not recognized any revenue or costs related to products associated with this order. The Company intends to seek restitution from Maycom for any damages it may incur from this matter and the digEcor complaint though recovery is not assured. At March 31, 2006 the Company recorded an impairment charge of $603,750 to expense as cost of revenues the value of deposits made to Maycom that have become impaired as a result of Maycom's nonperformance.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

Our audits of the consolidated financial statements referred to in our report dated June 28, 2006 (included elsewhere in this Annual Report on Form 10-K) also included the financial statement schedules of e.Digital Corporation (the "Company"), listed in Item 15(a) of this Form 10-K. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report covering the basic financial statements indicates that there is substantial doubt as to the Company's ability to continue as a going concern, the outcome of which cannot presently be determined and that the financial statements do not include any adjustments, that might result from the outcome of this uncertainty.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP
-------------------------------------------
Santa Ana, CA
June 28, 2006
e.Digital Corporation
Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

                             Balance at    Charged to                Balance at
                            beginning of    cost and                     end
       Description             period        expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006           --           --            --           --
Year ended March 31, 2005     $174,255           --       174,255           --
Year ended March 31, 2004     $138,236       36,018            --     $174,255

RESERVE FOR OBSOLESCENCE

                             Balance at    Charged to                Balance at
                            beginning of    cost and                     end
       Description             period        expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006          --          --             --           --
Year ended March 31, 2005      $4,600          --          4,600           --
Year ended March 31, 2004      $6,435          --          1,835       $4,600

WARRANTY RESERVE

                             Balance at    Charged to                Balance at
                            beginning of    cost and                     end
       Description              period       expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006      $15,789         --             --       $15,789
Year ended March 31, 2005      $15,789         --             --       $15,789
Year ended March 31, 2004      $53,451         --         37,662       $15,789

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

Registration Fee               $   552
Blue Sky Fees and Expenses     $ 2,000
Legal Fees and Expenses        $45,000
Accounting Fees and Expenses   $15,000
Miscellaneous Expenses         $ 2,000
                               -------
  Total                        $64,552
                               =======

Item 14. Indemnification of Directors and Officers.

      Article TENTH of the Certificate of Incorporation of the company provides:

      "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice."

      Our Bylaws provide that an officer, director, employee or agent is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      We have directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of our company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

      If Delaware law and California law are in conflict with regard to our power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 15. Recent Sales of Unregistered Securities.

      During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by e.Digital Corporation without registration under the Securities Act of 1933.

      Private Placements.

      On or about November 19, 2003, we entered into a Convertible Preferred Stock Purchase Agreement dated as of November 19, 2003 with a group of institutional and accredited investors for the sale by our company to the Series E investors of 12,770 shares of Series E convertible preferred stock at a per share price of $100, for an aggregate amount of $1,277,000. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at our election. We also issued to the Series E investors, Series A warrants to purchase 1,702,667 shares of common stock at $0.60 per share until May 18, 2004 and Series B warrants to purchase 851,333 shares of common stock at $1.00 per share until November 18, 2005. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

      In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005 to a group of 12 accredited investors. The Company also issued to the purchasers of the 12% Subordinated Promissory Notes warrants to purchase 2,000,000 shares of common stock at $0.25 per share, exercisable until June 30, 2007. An additional $500,000 of 12% Subordinated Promissory Notes were sold in October 2005 through February 2006. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

      On or about November 30, 2004, we entered into a Convertible Preferred Stock Purchase Agreement dated as of November 30, 2004 with a group of institutional and accredited investors for the sale by our company to the Series EE investors of 18,500 shares of Series EE convertible preferred stock at a per share price of $100 for an aggregate amount of $1,850,000. The transaction was completed on November 30, 2004. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at our election. The Company also issued to the Series EE investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

      On February 24, 2006, we entered into a Restricted Common Stock Purchase Agreement with a group of twenty-seven accredited investors pursuant to which we issued and sold 18,750,000 shares of our common stock at a purchase price of $0.08 per share, for an aggregate amount of $1,500,000. In connection with such financing, we also issued "A" warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.10 per share, that are exercisable until February 28, 2009, and "B" warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.09 per share, that are exercisable until six months after this registration statement becomes effective. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

      Stock Options.

      On or about August 4, 2005, we adopted the e.Digital Corporation 2005 Equity-Based Compensation Plan, pursuant to which we may award stock-based compensation grants to our employees, directors and consultants. On November 14, 2005 we granted options to purchase a total 1,500,000 shares at an exercise price equal to $0.09 per share. On March 30, 2006 we granted options to purchase a total 5,665,000 shares at an exercise price equal to $0.145 per share. The foregoing securities were issued to employees and directors, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

Item 16(a). Exhibits.

      The exhibits are listed in the Exhibit Index.

Item 16(b). Financial Statement Schedules.

Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

                             Balance at    Charged to                Balance at
                            beginning of    cost and                    end
       Description             period        expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006            --          --            --           --
Year ended March 31, 2005      $174,255          --       174,255           --
Year ended March 31, 2004      $138,236      36,018            --     $174,255
Year ended March 31, 2003      $ 73,899      64,938           601     $138,236

RESERVE FOR OBSOLESCENCE

                             Balance at    Charged to                Balance at
                            beginning of    cost and                    end
       Description             period        expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006           --            --           --          --
Year ended March 31, 2005      $ 4,600            --        4,600          --
Year ended March 31, 2004      $ 6,435            --        1,835      $4,600
Year ended March 31, 2003      $55,965       698,594      748,124      $6,435

WARRANTY RESERVE

                             Balance at    Charged to                Balance at
                            beginning of    cost and                    end
       Description             period        expense    Deductions    of period
-------------------------   ------------   ----------   ----------   ----------
Year ended March 31, 2006      $15,789           --           --       $15,789
Year ended March 31, 2005      $15,789           --           --       $15,789
Year ended March 31, 2004      $53,451           --       37,662       $15,789
Year ended March 31, 2003      $47,570        5,881           --       $53,451

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on July 27, 2006.

                                        e.Digital Corporation


                                        By: /s/ William Blakeley
                                            --------------------------------
                                            William Blakeley,
                                            President, Chief Technical Officer

                                POWER OF ATTORNEY

      Each person whose signature to this Registration Statement appears below hereby appoints Alex Diaz and Robert Putnam, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                         Position                         Date
         ----                         --------                         ----


/s/ Alex Diaz           Chairman of the Board and Director         July 27, 2006
---------------------
Alex Diaz


/s/ William Blakeley    President, Chief Technical Officer         July 27, 2006
---------------------   (Principal Executive Officer)
William Blakeley


/s/ Robert Putnam       Interim Chief Accounting Officer, Senior   July 27, 2006
---------------------   Vice President and Director (Principal
Robert Putnam           Financial and Accounting Officer)


/s/ Allen Cocumelli     Director                                   July 27, 2006
---------------------
Allen Cocumelli


/s/ Renee Warden        Director                                   July 27, 2006
---------------------
Renee Warden

                                  EXHIBIT INDEX

Exhibit
 Number                           Sequential Description
-------                           ----------------------
2.1 Share Exchange Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.1.1 Amendment of Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.2 Plan and Agreement of Reorganization among the Company, American Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.3 Plan and Agreement of Reorganization among the Company, Sage Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.4 Plan and Agreement of Reorganization among the Company, C.A.D. Co. Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.5 Plan and Agreement of Reorganization between American Surface Mounted Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No. 33-92978.

2.6 Plan of Reorganization and Agreement of Merger, dated July 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy Statement.

3.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

3.1.1 Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

3.1.2 Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

3.2 Bylaws of the Company, filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

3.3 Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock filed with the State of Delaware on September 19, 1997 and filed as Exhibit 3.3 to the Company's Current Report on Form 8-K dated October 3, 1997.

3.4 Certificate of Designation of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock filed with the State of Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company's Annual Report on Form 10-KSB dated March 31, 1999.

3.5 Certificate of Designation of Preferences, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed with the State of Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company's Registration Statement on Form S-3 dated November 3, 2000.

3.6 Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company's Current Report on Form 8-K dated December 30, 2002.

3.7 Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company's Current Report on Form 8-K dated November 21, 2003.

3.8 Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company's Current Report on Form 8-K dated November 19, 2004.

4.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

4.1.1 Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

4.1.2 Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

4.1.3 Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company's Current Report on Form 8-K dated December 30, 2002.

4.1.4 Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company's Current Report on Form 8-K dated November 21, 2003.

4.1.5 Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company's Current Report on Form 8-K dated November 19, 2004.

4.2 Bylaws of the Company, filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

4.3 Form of Stock Purchase Warrant exercisable until November 2006 issued to seventeen accredited investors for an aggregate of 4,070,000 common shares (individual warrants differ only as to holder and number of shares) and filed as Exhibit 4.55 to the Company's Current Report on Form 8-K dated November 19, 2004.

4.4 Convertible Preferred Stock Purchase Agreement between the Company and the Series EE preferred stockholders dated as of November 18, 2004 and filed as Exhibit 4.53 to the Company's Current Report on Form 8-K dated November 19, 2004.

4.5 Registration Rights Agreement between the Company and the Series EE preferred stockholders dated as of November 18, 2004 and filed as
          Exhibit 4.54 to the Company's Current Report on Form 8-K dated November 19, 2004.

4.7 Form of 12% Subordinated Promissory Note due on July 1, 2005 between the Company and certain accredited investors (individual notes differ only as to amount) and filed as Exhibit 4.51 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

4.8 Form of Stock Purchase Warrant exercisable until June 30, 2007 issued to certain accredited investors for up to an aggregate of 2,000,000 common shares (individual warrants differ only as to holder and number of shares) and filed as Exhibit 4.52 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

4.9 Form of Restricted Common Stock Purchase Agreement, dated February 24, 2006 between the Company and certain accredited investors for purchase of 18,750,000 common shares (individual agreements differ only as to number of shares) and filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 27, 2006.

4.10 Form of Series "A" Warrant exercisable until February 28, 2009, issued February 24, 2006 to certain accredited investors for up to an aggregate of 4,687,500 common shares (individual warrants differ only as to holder and number of shares) and filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated February 27, 2006.

4.10 Form of Series "B" Warrant exercisable until six months after the effectiveness of this Registration Statement or July 31, 2008 whichever is earlier, issued February 24, 2006 to certain accredited investors for up to an aggregate of 4,687,500 common shares (individual warrants differ only as to holder and number of shares) and filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated February 27, 2006.

5.1       Opinion of McConnell, Dunning & Barwick LLP.*

10.1 Amended Sublease Agreement between Smith Industries and Aerospace and the Company dated January 1, 2004 and filed as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

10.2 Lease Agreement between the Company and LBA Industrial Fund - Holding Co. II, Inc. and Innsbruck Holdings, L.P. dated March 3, 2006 and filed as Exhibit 10.2 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

21.1 List of subsidiaries, filed as Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

23.1      Consent of McConnell, Dunning & Barwick LLP, included in Exhibit 5.1.*

23.2 Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.*

24.1      Power of Attorney, included on signature page.*

          * Except as otherwise indicated above, each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above